Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED $250,000,000 ASSET-BASED LOAN CREDIT AGREEMENT

Dated as of

May 20, 2015

Among

EXPRESS HOLDING, LLC,

as Parent

EXPRESS, LLC,

as Borrower

and

THE INITIAL LENDERS, INITIAL ISSUING BANK AND

SWING LINE BANK NAMED HEREIN,

as Initial Lenders, Initial Issuing Bank and Swing Line Bank

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Sole Lead Arranger and Sole Bookrunner

SCHEDULES TO THE CREDIT AGREEMENT

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule III	-	Existing Letters of Credit
Schedule IV	-	Fiscal Quarters
Schedule 4.01(b)	-	Loan Parties
Schedule 4.01(c)	-	Subsidiaries and Other Equity Investments
Schedule 4.01(e)	-	Governmental Authorizations
Schedule 4.01(g)	-	Litigation
Schedule 4.01(q)	-	Certain Employee Benefits Plans
Schedule 4.01(s)	-	Tax Returns
Schedule 4.01(t)	-	Intellectual Property
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(b)	-	Existing Debt
Schedule 5.02(f)	-	Investments
Schedule 5.02(h)	-	Limited Liability Company Agreements
Schedule 5.02(l)	-	Negative Pledge
Schedule 5.03(m)	-	Collateral Reporting

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Guaranty Supplement
Exhibit E	-	Form of Solvency Certificate
Exhibit F	-	Form of Borrowing Base Certificate

SECOND AMENDED AND RESTATED ASSET-BASED LOAN CREDIT AGREEMENT

SECOND AMENDED AND RESTATED ASSET-BASED LOAN CREDIT AGREEMENT dated as of May 20, 2015 among EXPRESS HOLDING, LLC, a Delaware limited liability company (the “Parent”), EXPRESS, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Issuing Bank (as hereinafter defined), the Swing Line Bank (as hereinafter defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined), and U.S. Bank National Association, as syndication agent (the “Syndication Agent”).

PRELIMINARY STATEMENTS:

(1) The Parent, the Borrower, the lenders party thereto (the “Existing Lenders”), and the Agents are parties to the Amended and Restated Credit Agreement, dated as of July 29, 2011 (as heretofore amended or otherwise modified, the “Existing Credit Agreement”), pursuant to which the Existing Lenders extended credit to the Borrower consisting of a revolving credit facility, with subfacilities for the issuance of letters of credit and swing line loans; and

(2) The Borrower has requested that the Agents, the Lenders and the Lender Parties (as hereinafter defined) amend and restate the Existing Agreement in accordance with the terms of this Agreement.

(3) The proceeds of the Revolving Credit Facility (as hereinafter defined) are to be used from time to time to pay fees and expenses pursuant to this Agreement and the other Loan Documents (as hereinafter defined), for working capital, and for other general corporate purposes (including Capital Expenditures and Permitted Acquisitions) of the Parent and its Subsidiaries.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Existing Credit Agreement as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account(s)” means “accounts” as defined in the UCC and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, or (b) for services rendered or to be rendered. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter-of-credit rights or letters of credit.

“Account Debtor” means the Person obligated on an Account.

“Additional Revolving Credit Commitments Effective Date” has the meaning specified in Section 2.18(b).

“Additional Guarantor” has the meaning specified in Section 8.05.

“Additional Revolving Credit Advances” means any loans made in respect of any Additional Revolving Credit Commitments that shall have been added pursuant to Section 2.18.

“Additional Revolving Credit Commitment Amendment” has the meaning specified in Section 2.18(b).

“Additional Revolving Credit Commitments” means the commitments of the Additional Revolving Credit Lenders to make Additional Revolving Credit Advances pursuant to Section 2.18.

“Additional Revolving Credit Lenders” means the lenders providing the Additional Revolving Credit Advances.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Advance” means a Revolving Credit Advance, a Swing Line Advance, a Letter of Credit Advance, a Protective Advance or an Additional Revolving Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person by contract or other agreement.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Aggregate Commitments” means the Commitments of all of the Lenders.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreement, (a) for any date on or after the date such Hedge Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Hedge Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement (which may include a Lender or any Affiliate of a Lender).

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means a percentage per annum determined by reference to the amount of Excess Availability as set forth below:

Excess Availability	Base Rate Advances	Eurodollar Rate Advances
Level I Greater than or equal to 66% of the Borrowing Base	0.50%	1.50%
Level II Less than 66% of the Borrowing Base but greater than or equal to 33% of the Borrowing Base	0.75%	1.75%
Level III Less than 33% of the Borrowing Base	1.00%	2.00%

The Applicable Margin for each Base Rate Advance shall be determined by reference to the average monthly amount of Excess Availability calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.03(m) and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the average monthly amount of Excess Availability calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.03(m) prior to the first day of each Interest Period for such Advance; provided, however, that the Applicable Margin shall be at Level III for so long as the Borrower has not submitted to the Administrative Agent the Borrowing Base Certificate at the times required to be delivered hereunder.

“Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, a Lender that has a Commitment at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(d) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Arranger” means WFB, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount for which such Letter of Credit may be honored (assuming compliance at such time with all conditions to drawing).

“Bank Products” means any services or facilities provided to any Loan Party by any Lender or any of its Affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, and (e) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases.

“Bank Product Reserves” means such reserves as the Agents from time to time determines in their Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest in effect for such day as publicly announced from time to time by WFB as its “prime rate”, with the understanding that the “prime rate” is a rate set by WFB based upon various factors including WFB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by WFB shall take effect at the opening of business on the day specified in the public announcement of such change;

(b)  1⁄2 of 1% per annum above the Federal Funds Rate; and

(c) 1% above the Eurodollar Rate (based on an interest period of one month).

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing.

“Borrowing Base” means, at any time, the sum of

(a) the product of the Inventory Advance Rate at such time and the Net Orderly Liquidation Value of the Eligible Inventory of the Loan Parties at such time, plus

(b) the product of the Credit Card Advance Rate at such time and the face amount of Eligible Credit Card Receivables of the Loan Parties at such time, plus

(c) 100% of Borrowing Base Eligible Cash Collateral, minus

(c) the aggregate amount of all Reserves at such time.

“Borrowing Base Certificate” means a certificate of the Borrower on behalf of the Loan Parties, signed by a Responsible Officer of the Borrower, in the form of Exhibit F (or another form which is mutually acceptable to the Collateral Agent and the Borrower).

“Borrowing Base Eligible Cash Collateral” means Eligible Cash Collateral that is maintained in an account at WFB or its affiliates in an amount at any time not in excess of 20% of the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, for any Person for any period, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person. For purposes of this definition, “Capital Expenditures” shall not include expenditures (i) made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) constituting reinvestment of the net proceeds of any Transfer, to the extent permitted hereunder, (iii) made by the Parent or any of its Subsidiaries as payment of the consideration for Permitted Acquisitions or any other Permitted Investment, (iv) made by Parent or any of its Subsidiaries to effect leasehold improvements to any property leased by Parent or any of its Subsidiaries as lessee, to the extent that such expenses have been reimbursed in cash by the landlord, (v) actually paid for by a third party (excluding any Loan Party or any of its Subsidiaries) and for which no Loan Party or any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other person (whether before, during or after such period), or (vi) made with the cash proceeds from the sale or issuance of Qualified Capital Stock of Parent (or any direct or indirect holding company of Parent).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” has the meaning specified in Section 2.03(k).

“Cash Equivalents” means any of the following, to the extent owned by the Parent or any of its Subsidiaries free and clear of all Liens other than Permitted Liens and Liens created under the Collateral Documents and, in each case, having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) readily marketable direct obligations of any member of the European Economic Area, Switzerland or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P, (c) marketable general obligations issued by any state of the United States or any political subdivision thereof or any or any instrumentality thereof that is guaranteed by the full faith and credit of such state and, at the time of acquisition thereof having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P, (d) insured certificates of deposit, time deposits, eurodollar time deposits or overnight time deposits with any commercial bank that is organized under the laws of the United States or any State thereof, any member of the European Economic Area, Switzerland or Japan and has combined capital and surplus of at least $500 million, (e) commercial paper issued by any Lender or any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (f) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days for underlying securities of the types set forth in clauses (a) through (e) entered into with any financial institution meeting the specifications in clause (d) above, (g) auction rate securities or (h) Investments in money market funds, of which at least 95% of the portfolios are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition. With respect to any Foreign Subsidiary, “Cash Equivalents” shall also include any Investment substantially comparable to the foregoing but in the currency of the jurisdiction of organization of such Subsidiary, Euros or U.S. Dollars.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender and that enters into a Secured Cash Management Agreement.

“Cash Management Reserves” means the amount of reserves as the Administrative Agent determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated credit exposure of the Loan Parties with respect to Cash Management Services then provided or outstanding; provided that, in order to qualify as Cash Management Reserves, the method of calculation of such reserves must be established on or substantially contemporaneously on the date that any Lender or any of its respective Affiliates provides the applicable Cash Management Service or promptly after any amendment to the terms and conditions of such Cash Management Service.

“Cash Management Services” means any cash management services or facilities, if any, provided to the Borrower and its Subsidiaries by any Lender or any of its respective Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit or debit cards, (d) credit card processing services, and (e) purchase cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” shall mean (i) a Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code or (ii) a Subsidiary that has no material assets other than the Equity Interests or debt of one or more Subsidiaries that are CFCs.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13(d)-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Interests (or other securities convertible into such Voting Interests) representing 50% or more of the combined voting power of all Voting Interests of the Parent; or (b) during any period of up to 12 consecutive months, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Parent. As used in this definition of “Change of Control”, Parent shall be deemed to be a reference to Parent, or any direct or indirect holding company of Parent.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j) under this Agreement and Section 5.01(j) of the Existing Credit Agreement, and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the Issuing Bank.

“Commitment” means, with respect to any Revolving Credit Lender at any time, the commitment of such Revolving Credit Lender to make Advances to the Borrowers in the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased at or prior to such time pursuant to Section 2.18.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Confidential Information” means information that any Loan Party or its Subsidiaries furnishes to any Agent or any Lender Party, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender Party of its obligations hereunder or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties who is not subject to any legally binding obligation to any Loan Party or its Subsidiaries to keep such information confidential.

“Consolidated” refers to the consolidation of the accounts, financial condition or operating results of a Person and its Subsidiaries in accordance with GAAP; provided that for purposes of this Agreement and the other Loan Documents, when used with respect to the Loan Parties, the term “Consolidated” shall not include the accounts of any Foreign Subsidiaries.

“Continuing Directors” means in the case of the Parent and, with respect to any period, the directors of the Parent on the first day of such period and each other director if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Credit Card Advance Rate” means 90%.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, private label cards, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc. and other issuers approved by the Agent in its Permitted Discretion.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance reflected on the books and records of the Loan Parties at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the gift certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Loan Parties.

“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to the Agent among a Loan Party, a third party logistics provider, customs broker,

freight forwarder, consolidator or carrier, and the Agent, in which the third party logistics provider, customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days, deferred compensation and straight line rent and landlord allowance in each case incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Obligations of such Person as lessee under Capitalized Leases, (f) the maximum amount of all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person with respect to Disqualified Stock, (h) net Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; but limited in amount to the lesser of (i) the fair market value of such property or (ii) the amount of such indebtedness or other payment obligations.

Notwithstanding anything to the contrary contained herein, Debt shall not include (i) any amounts relating to preferred equity (other than Disqualified Stock), employee consulting arrangements, accrued expenses, deferred rent (other than Capitalized Leases), deferred taxes, obligations under employment agreements, unredeemed gift card deferred revenue and deferred compensation, (ii) in connection with the existing letters of credit or any Permitted Acquisition or other acquisition otherwise permitted hereunder or consented to by the Lenders or consummated prior to the Effective Date, (A) reimbursement obligations in respect of such existing letters of credit or any letter of credit assumed in such Permitted Acquisition or other acquisition the payment of which is either fully (x) backed by a letter of credit or (y) cash collateralized, or (B) post-closing purchase price adjustments, earn-outs or similar obligations that are dependent upon the performance of the acquisition target after such closing to which the seller in such Permitted Acquisition or acquisition may become entitled, (iii) contingent obligations incurred in the ordinary course of business, (iv) non-recourse obligations under or in respect of securitization transactions, (v) customary payables with respect to money orders or wire transfers, (vi) the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Effective Date (whether or not such lease exists on the Effective Date or hereafter arises) and (vii) Excluded Leases. Notwithstanding anything to the contrary, the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123r (to the extent that the pronouncements in Financial Accounting Standards No. 123r result in recording an equity award as a liability on the consolidated balance sheet of Parent and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Debt for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Debt.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) the outstanding principal amount of all Debt of the type referred to in clauses (a), (c) and (e) of the definition of “Debt”, (b) all reimbursement Obligations at such date of such Person under acceptance, letter of credit or similar facilities at such date for amounts that have been drawn under such facilities and (c) all Synthetic Debt of such Person at such date; provided, however, for purposes of calculating Debt for Borrowed Money, the amount of the Revolving Credit Advances included therein shall be equal to the average daily outstanding balance of such Revolving Credit Advances during the twelve (12) month period ended on such date.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulting Lender” means, at any time, any Lender Party that (a) has failed to fund any amounts required to be funded by it under this Agreement within one (1) Business Day of the date that it is required to do so under this Agreement (including the failure to make available to the Administrative Agent amounts required pursuant to a settlement or to make a required payment in connection with a Letter of Credit Advance), (b) notified the Borrower, the Administrative Agent, or any Lender Party in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by the Administrative Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by the Administrative Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to the Administrative Agent or any other Lender Party any other amount required to be paid by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement, or (f) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Committed Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Disqualified Stock” means any Equity Interest that, by its terms, matures or is Redeemable, in whole or in part, on or prior to the date that is 91 days after the Termination Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that the Loan Parties may become obligated to pay upon such maturity of, or pursuant to such Redeemable provisions in respect of, such Disqualified Stock.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EBITDA” means, for any period and with respect to Parent and its Subsidiaries, Consolidated Net Income of such Person for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income (except with respect to items (xiv) and (xxi), the sum of

(i) Consolidated interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Advances hereunder and any other Debt permitted under Section 5.02(b) hereof) of such Person for such period,

(ii) Consolidated income tax (and franchise tax in the nature of income tax) (including federal, state, local, franchise, excise and foreign income tax) expense and foreign withholding tax expense, in each case for such period, and any state single business unitary or similar tax of such Person for such period, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP,

(iii) depreciation and amortization expense (including amortization or impairment of intangibles (including goodwill) and organization costs) for such period (excluding amortization expense attributable to a prepaid cash item (except for deferred finance charges) that was paid in a prior period) of such Person for such period,

(iv) any other non-cash deductions, losses, charges or expenses made in determining Consolidated Net Income (but excluding any such non-cash charge in respect of an item that increased Consolidated Net Income in a prior period (to the extent of such increase)) of such Person for such period (including, without limitation, purchase accounting adjustments to revenue or expenses under ASC 805 or similar acquisition accounting under GAAP or similar provisions under GAAP),

(v) any extraordinary losses (determined on a Consolidated basis in accordance with GAAP) and unusual or non-recurring expenses or charges, incurred in such period,

(vi) any Transaction Expenses paid in such period,

(vii) fees, costs, charges and expenses incurred in connection with any consummated, anticipated, unsuccessful or attempted equity offering, issuance or repurchase, other equity issuance, Investment, acquisitions permitted under Section 5.02(f), Excluded Issuances, recapitalizations, Transfers or incurrence of Debt permitted under Article V hereunder or debt issuance (including a refinancing or replacing thereof, whether or not successful), Restricted Payment (including (y) cash stay bonuses paid to employees, severance and reorganization costs and expenses in connection with any Permitted Investment and other acquisitions or investments permitted hereunder and (z) fees, costs and expenses incurred in connection with the de-listing of a company as a public filer or public targets and compliance with public company requirements in connection with any Permitted Investment and other acquisitions or investments permitted hereunder), other disposition, consolidation, repayment of Indebtedness or recapitalization or the breakage of any hedging arrangement permitted hereunder or the incurrence of Debt permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), including such fees, expenses, costs or charges related to (i) the offering, syndication, assignment and administration of the loans under the Loan Documents and any other credit facilities

(including, and together with, fees, expenses, costs or charges of any ratings agency) and (ii) any refinancing, extension, waiver, forbearance, amendment or other modification of the Loan Documents and any other credit facilities or any other definitive documentation for any equity otherwise permitted hereunder (in each case, whether consummated, anticipated, unsuccessful, attempted or otherwise) (for the purposes of this definition, each a “Permitted Item”),

(viii) [intentionally omitted],

(ix) foreign exchange losses recorded in “other income” and net non-cash exchange, translation or performance losses relating to foreign currency transactions and currency fluctuations,

(x) expenses in connection with earn-out obligations,

(xi) any one-time payments made related to any Permitted Item, including, without limitation, one-time compensation charges, stay bonuses paid to existing management and severance cost,

(xii) expenses incurred to the extent reimbursable by third parties pursuant to indemnification, reimbursement, guaranty or purchase price adjustment provisions and either so collected or reasonably expected to be so collected,

(xiii) all losses (determined on a Consolidated basis in accordance with GAAP) during such period resulting from the sale or disposition of any asset of Parent or any Subsidiary outside the ordinary course of business,

(xiv) proceeds received from business interruption insurance, in each case, with respect to such measurement period,

(xv) non-cash expenses resulting from the grant or periodic remeasurement of stock options or other equity-related incentives (and, for the avoidance of doubt, including any non-cash expenses related to any stock option or other equity-related incentives resulting from the acceleration of vesting in the event of a change in control) to any director, officer, employee, former employee or consultant of Parent or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of Parent,

(xvi) (a) salary, benefit and other direct savings resulting from workforce reductions implemented or reasonably expected to be implemented within the following twelve (12) months and severance related thereto and (b) restructuring charges, business optimization costs and expenses, integration costs, retention, recruiting, relocation and signing bonuses and expenses, accruals or reserves, in each case, in connection with the Permitted Acquisitions or any other Permitted Investment (including restructuring costs related thereto, adjustments to existing reserves, any one time expense relating to enhanced accounting function and the closure and/or consolidation of facilities and existing lines of business),

(xvii) losses in respect of post-retirement benefits, as a result of the application of FASB 106 (or any successor provision thereof),

(xviii) losses during such period in connection with the extinguishment, retirement or write-off of Debt,

(xix) directors’ fees and expenses paid or accrued,

(xx) (a) the amount of any loss from stores which have been closed or identified to be closed, and (b) costs and expenses related to new store, distribution center and other facility openings in an aggregate amount not to exceed $100,000 with respect to any such location, and in any event not to exceed $5,000,000 in any twelve (12) fiscal month period, and

(xxi) solely for purposes of Section 5.05, any Specified Equity Contribution, minus

(b) without duplication and to the extent included in determining such Consolidated Net Income of such Person, any non-cash gains included in Consolidated Net Income of such Person for such period (other than any gains which represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person, any extraordinary gains and unusual or non-recurring gains for such period, all determined on a Consolidated basis in accordance with GAAP, minus (d) without duplication and to the extent included in determining such Consolidated Net Income of such Person, foreign exchange gains recorded in “other income”, minus (e) without duplication and to the extent included in determining such Consolidated Net Income of such Person, all gains during such period resulting from the sale or disposition of any asset of Parent or any Subsidiary outside the ordinary course of business, minus (f) without duplication and to the extent included in determining such Consolidated Net Income of such Person, the amount of any gain in respect of post-retirement benefits as a result of the application of FASB 106 (or any successor provision thereof).

For purposes of calculating any financial ratio or test, EBITDA shall be calculated, without duplication, giving effect to the trailing twelve (12) month pro forma results for acquisitions and investments permitted hereunder (including the commencement of activities constituting such business) and material dispositions permitted hereunder (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and operational changes permitted hereunder, and any financial ratio or test shall, without duplication, give effect to the trailing twelve (12) month results for any retirement, extinguishment or repayment of Debt and any Debt incurred or assumed by Parent or any of its Subsidiaries in connection with such pro forma transaction (and all Debt so incurred or assumed shall be deemed to have borne interest (x) in the case of fixed rate Debt, at the rate applicable thereto or (y) in the case of floating rate Debt, at the rates which were or would have been applicable thereto during the period when such Debt was or was deemed to be outstanding), in each case, as if any such transaction occurred at the beginning of the applicable period.

In addition, EBITDA for any Measurement Period will be determined after giving effect to any identifiable cost savings or demonstrable synergies resulting from any acquisition consummated during such Measurement Period or related to operational changes or adjustments (including restructurings, buy outs of leases of real property, headcount reductions, severance associated with headcount reductions, transition and integration of operations, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives), as if such cost savings, synergies, changes or adjustments had occurred at the beginning of the Measurement Period, (i) that are recommended by a due diligence quality of earnings report made available to the Administrative Agent prepared by (A) a nationally recognized accounting firm or (B) any other accounting firm that shall be reasonably acceptable to the Administrative Agent (it being understood and agreed that the “Big Four” accounting firms are acceptable to the

Administrative Agreement), (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act, or (iii) reasonably expected to be realized within twelve (12) months following the closing thereof or following such event or action on a pro forma basis and, with respect to this subclause (iii), (x) certified by a Responsible Officer of the Borrower to Administrative Agent to have been determined in good faith and reasonably anticipated by the Borrower to be realizable within twelve (12) months thereafter or (y) solely with respect to operational changes that are not associated with any such transaction, such operational changes shall be limited to those for which reasonable steps have been taken or have begun to be taken for realizing such savings and are factually supportable and reasonably identifiable.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (w) the Administrative Agent, (x) the Issuing Bank, (y) the Swing Line Bank and (z) unless an Event of Default under Section 6.01(a) and (f) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Eligible Cash Collateral” means only such unrestricted cash and Cash Equivalents (a) that are maintained in a deposit or investment account specifically and solely used for purposes of holding such cash or Cash Equivalents, which account is subject to a first priority perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties (subject to Permitted Liens that do not have priority over the Lien of the Collateral Agent (other than inchoate or other Liens arising by operation of law and Liens described in clause (x) of the definition of “Permitted Liens”)), and (b) for which the Collateral Agent shall have received evidence, in form and substance reasonably satisfactory to Collateral Agent, of the amount of such cash or Cash Equivalents held in such deposit or investment account as of the applicable date of the calculation of Availability by the Collateral Agent.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination, as determined by the Administrative Agent in its Permitted Discretion: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (l) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Any Credit Card Receivable meeting the foregoing criteria shall be deemed Eligible Credit Card Receivables, but only as long as such Credit Card Receivables are not included within any of the following categories as determined by Administrative Agent in its

Permitted Discretion, in which case such Credit Card Receivables shall not constitute an Eligible Credit Card Receivable:

(a) Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its Permitted Discretion;

(c) Credit Card Receivables with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Collateral Agent for its own benefit and the benefit of the other Secured Parties pursuant to the Collateral Documents, and (ii) Permitted Liens (other than any Liens under clauses (i) or (j) of the definition of “Permitted Liens”));

(d) Credit Card Receivables that are not subject to a first priority (except as permitted in clauses (c) or (e) in this definition) security interest in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties (the foregoing not being intended to limit the Permitted Discretion of the Administrative Agent to change, establish or eliminate any Reserves on account of any such Liens to the extent permitted hereunder);

(e) Credit Card Receivables which are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the Credit Card Issuer or Credit Card Processor) has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(f) Except as otherwise approved by the Administrative Agent in its Permitted Discretion, Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(g) Except as otherwise approved by the Administrative Agent in its Permitted Discretion in an aggregate amount not to exceed $10,000,000 (such approval not to be unreasonably withheld), Credit Card Receivables arising from any private label credit card program of the Loan Parties;

(h) Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;

(i) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(j) [reserved];

(k) Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection; and

(l) [reserved].

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) Which has been shipped from a foreign location for receipt by a Loan Party, but which has not yet been delivered to such Loan Party, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(b) For which the purchase order is in the name of a Loan Party and title and risk of loss has passed to such Loan Party;

(c) For which an acceptable bill of lading or other document of title reasonably acceptable to the Administrative Agent has been issued, and in each case as to which the Administrative Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Administrative Agent, by the delivery of a Customs Broker/Carrier Agreement);

(d) Which is insured to the reasonable satisfaction of the Administrative Agent in its Permitted Discretion (including, without limitation, marine cargo insurance);

(e) For which payment of the purchase price has been made by such Loan Party or the purchase price is supported by a Commercial Letter of Credit; and

(f) Which otherwise would constitute Eligible Inventory;

provided that the Administrative Agent may, in its discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Administrative Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Administrative Agent to arise which may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory.

“Eligible Inventory” means, as of any date of determination, without duplication, (a) Eligible In-Transit Inventory, and (b) other items of Inventory of a Loan Party in each case that are not excluded as ineligible by virtue of one or more of the criteria set forth below (without duplication of any Reserves established by the Administrative Agent) and that are reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent. Except as otherwise agreed by the Administrative Agent, in its Permitted Discretion after completion of an updated field examination and appraisal, none of the following shall be deemed to be Eligible Inventory:

(a) Inventory with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent for its own benefit and the benefit of the other Secured Parties pursuant to the Collateral Documents and Permitted Liens (other than any Liens under clauses (i) or (j) of the definition of “Permitted Liens”)), or is leased by or is on consignment to a Loan Party, or that is not solely owned by a Loan Party;

(b) Inventory that (i) is not located in the United States of America (excluding territories or possessions of the United States) (other than Eligible In-Transit Inventory) or (ii) is stored at a leased or rented location (other than a retail store location) where the aggregate value of Inventory exceeds $250,000, unless the Administrative Agent has given its prior consent thereto or unless either (x) a Collateral Access Agreement in respect of such location has been delivered to the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto (provided that the Loan Parties shall use commercially reasonable efforts to ensure that the aggregate value of all Inventory stored at such leased or rented location and not deemed “Eligible Inventory” shall not exceed $5,000,000 at any one time outstanding), (iii) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $250,000, unless either (x) an acknowledged bailee waiver letter which is in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent has been received by the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto (provided that the Loan Parties shall use commercially reasonable efforts to ensure that the aggregate value of all Inventory stored with a bailee or warehouseman and not deemed “Eligible Inventory” shall not exceed $5,000,000 at any one time outstanding),

(c) Inventory that represents goods which (i) are damaged, defective, “seconds”, or otherwise unmerchantable, (ii) are to be returned to the vendor and which is no longer reflected in the Loan Parties’ stock ledger, (iii) are obsolete or slow moving, or special-order items, work in process, raw materials, or that constitute spare parts, shipping materials or supplies used or consumed in a Borrower’s business, or (iv) are bill and hold goods;

(d) Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Collateral Documents;

(e) Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties (subject only to (i) Permitted Liens having priority by operation of applicable law or (ii) with respect to which Permitted Liens the Administrative Agent may establish Reserves in the exercise of its Permitted Discretion pursuant to Section 2.17);

(f) Inventory that is not insured in compliance with the provisions of Section 5.01(d) hereof;

(g) Inventory which consists of samples, labels, bags (other than handbags), packaging materials, and other similar non-merchandise categories;

(h) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Loan Party or any of its Subsidiaries has received written notice of a dispute in respect of any such agreement and which dispute purports to prohibit or materially limit the Loan Parties or any of its Subsidiaries from using such license, patent, royalty, trademark, trade name or copyright or from selling such Inventory;

(i) Inventory which has been sold but not yet delivered or Inventory to the extent that any Loan Party has accepted a deposit therefor; and

(j) Inventory acquired pursuant to Section 5.02(f), unless the Administrative Agent shall have received or conducted (A) appraisals, from appraisers reasonably satisfactory to the Administrative Agent, of such Inventory to be acquired in such Investment and has established an Inventory Advance Rate and Inventory Reserves (if applicable) therefor and (B) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent in its Permitted Discretion. As long as the Administrative Agent has received reasonable prior notice of such acquisitions under Section 5.02(f) and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable best efforts to complete such due diligence and a related appraisal on or prior to the closing date of such acquisition under Section 5.02(f).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any violation of, or liability under, any Environmental Law, or an Environmental Permit or arising from an alleged injury or threat to the environment, or to health and safety with regard to exposure to Hazardous Materials, including, without limitation, and to the extent arising from the foregoing, by any governmental or regulatory authority or third party for enforcement, cleanup, removal, response, remedial or other actions, damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree relating to pollution or protection of the environment, natural resources or exposure of any individual to Hazardous Material, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan

Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.15(c).

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to any Eurodollar Rate Advance, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and

(b) for any interest rate calculation with respect to any Base Rate Advance, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate.

The Eurodollar Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Events of Default” has the meaning specified in Section 6.01.

“Excess Availability” means, at any time, the amount, if any, by which (a) the Loan Cap exceeds (b) the aggregate amount of Used Commitments at such time.

“Excluded Issuance” shall mean (i) an issuance and sale of Qualified Capital Stock of the Parent (or any direct or indirect holding company of the Parent) or Subordinated Debt to the shareholders (or any other stockholder exercising preemptive rights triggered by such issuance), to the extent such Qualified Capital Stock or Subordinated Debt is used, or the net cash proceeds thereof shall be, within 90 days of the consummation of such issuance and sale, used or committed to be used (and so used within 180 days of consummation), without duplication, to finance Capital Expenditures or one or more permitted Investments permitted under Section 5.02(f) and (ii) an issuance and sale of Qualified Capital Stock of the Parent (or any direct or indirect holding company of the Parent) to satisfy legal requirements regarding the issuance of a de minimis amount of shares.

“Excluded Leases” means (i) that certain Lease dated as of May 18, 2012 by and between 1552 Broadway Retail Owner LLC and Express, LLC relating to the property located at 1552 Broadway and 1560 Broadway, New York, New York 10036 and (ii) that certain Retail Lease dated as of November 15, 2011 by and between Handerly Hotels, Inc. and Express, LLC relating to the property located at 301 Geary Street, San Francisco, California 94108, in each case, as amended, restated, modified or supplemented from time to time.

“Excluded Subsidiary” means (i) any CFC, (ii) any Subsidiary of a CFC, or (iii) any Subsidiary of the Parent that is organized under the laws of a jurisdiction located inside the United States that is not a Material Subsidiary; provided that all Excluded Subsidiaries covered by this clause (iii) shall not represent, in the aggregate, more than 5% of EBITDA or 5% of Consolidated tangible assets of the Parent and its Subsidiaries and the Parent shall be obligated to designate one or more Subsidiaries that would otherwise qualify as Excluded Subsidiaries covered by this clause (iii) as Material Subsidiaries in order to comply with the terms of this proviso.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means, with respect to any Payee, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case, of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 9.12), any withholding tax that is imposed on amounts payable hereunder at the time such Payee becomes a party hereto (or designates a new Lending Office) or is attributable to such Payee’s failure or inability (other than as a result of a change in law) to comply with Section 2.12, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 2.12(a), (d) any U.S. federal, state or local backup withholding tax, and (e) any U.S. federal withholding tax imposed under FATCA.

“Existing Advances Indebtedness” has the meaning specified in Section 2.01.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Debt” means such Debt set forth on Schedule 5.02(b).

“Existing Lender” has the meaning specified in the recitals to this Agreement.

“Existing Letters of Credit” means the Letters of Credit issued under the Existing Credit Agreement and set forth on Schedule III.

“Extraordinary Receipt” means any cash amount actually received by any Loan Party (net of all out of pocket fees, costs, legal fees, court costs, taxes and other expenses incurred by any Loan Party in connection with the collection, litigation, adjudication, arbitration, receipt or recovery of any such Extraordinary Receipt, in each case to the extent such amounts are not deducted in calculating Consolidated Net Income) that is not received in the ordinary course of business and which is received as a result of proceeds of casualty insurance and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility, as the context may require.

“Factored Receivables” means any Accounts originally owed or owing by a Loan Party to another Person which have been purchased by or factored with WFB or any of its Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Loan Party which gave rise to such Account.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or other official interpretations thereof, any intergovernmental agreements and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to WFB on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means, the fee letter dated April 24, 2015 among the Borrower, the Lead Arranger, and the Agents, as amended.

“Fiscal Quarter” means any fiscal quarter of the Parent and its Consolidated Subsidiaries ending on the dates set forth on Schedule IV hereto, as such schedule may be updated from time to time by delivery of a new Schedule IV hereto to the Administrative Agent.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on the Saturday closest to January 31 in any calendar year.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus scheduled principal payment on Debt for Borrowed Money, plus expense for taxes paid in cash (net of any cash refund in respect of income taxes actually received during such period), all calculated for the Parent and its Subsidiaries on a Consolidated basis.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of a Fiscal Quarter for the most recently completed Measurement Period, of (i) EBITDA minus the unfinanced portion of Capital Expenditures to (ii) Fixed Charges, all calculated for the Parent and its Subsidiaries on a Consolidated basis.

“Foreign Lender” means a Payee that is not a United States person within the meaning of Code Section 7701(a)(30).

“Foreign Subsidiary” means a Subsidiary of the Parent that is organized under the laws of a jurisdiction located outside of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) the grant of any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien) or (d) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Guaranteed Debt” shall not include any product warranties or other ordinary course contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or explosive or radioactive substances or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Indemnified Taxes” means Taxes imposed with respect to any Loan Document or any payment thereunder other than Excluded Taxes.

“Initial Issuing Bank” means the bank listed on the signature pages hereof as the Initial Issuing Bank.

“Initial Lender Parties” means the Initial Issuing Bank, the Initial Lenders and the Initial Swing Line Bank.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Swing Line Bank” means the bank listed on the signature pages hereof as the Initial Swing Line Bank.

“Insufficiency” means, with respect to any Plan, the amount, if any, of a Plan’s accumulated benefit obligation (determined in accordance with GAAP) in excess of the Plan’s fair value of assets.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with Debt for Borrowed Money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements, but excluding any interest paid-in-kind or capitalized interest, or non-cash or deferred interest financing costs and to the extent directly related to the Transaction, debt issuance costs, debt discount or premium and other financing fees and expenses, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP minus (d) the sum of (i) Consolidated net gains of such Person and its Subsidiaries under Hedge Agreements (but excluding any unrealized gains) and (ii) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility or the Termination Date unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date or Termination Date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a foreign vendor of a Loan Party from a location outside of the continental United States to a location of a Loan Party that is within the continental United States.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all Inventory referred to in Section 1(b) of the Security Agreement.

“Inventory Advance Rate” means 90%.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent acting in its Permitted Discretion in accordance with Section 2.17, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory.

“Investment” in any Person means any loan or advance to such Person (other than (a) third-party trade receivables or (b) intercompany trade receivables, in each case incurred in the ordinary course of such Person’s business), any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to any such Letter of Credit.

“Issuing Bank” means (a) WFB in its capacity as issuer of Letters of Credit hereunder and with respect to the Existing Letters of Credit, or any successor issuer of Letters of Credit hereunder (which successor may only be (x) an Eligible Assignee or (y) a Lender selected by the Administrative Agent in its discretion pursuant to Section 9.07 and, so long as no Event of Default has occurred and is continuing, approved by the Borrower), and (b) any other Lender selected by the Administrative Agent in its discretion agreed to by such Lender and, so long as no Event of Default has occurred and is continuing, approved by the Borrower. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or the renewal thereof.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of UCP 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arranger” Wells Fargo Bank, National Association, in its capacity as sole lead arranger and sole bookrunner.

“Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Advance” means an advance made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(d).

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Facility” means the subfacility for the issuance of Letters of Credit pursuant Section 2.03 of this Agreement.

“Letter of Credit Fee” has the meaning specified in Section 2.08(b)(i).

“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.03(f).

“Letter of Credit Related Person” has the meaning specified in Section 2.03(f).

“Letter of Credit Sublimit” means an amount equal to $45,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the Borrower’s option, less than) the Aggregate Commitments.

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt for Borrowed Money (net of cash and Cash Equivalents) at such date to EBITDA, in each case of the Parent and its Subsidiaries for the most recently completed Measurement Period.

“LIBO Rate” means for any Interest Period with respect to a Eurodollar Rate Advance, the per annum rate which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m., London time, on the second London Business Day preceding the first day of such Interest Period (or if such rate does not appear on the Reuters Screen LIBOR01 Page, then the rate as determined by the Administrative Agent from another recognized source or interbank quotation), for a term, and in an amount, comparable to the Interest Period and the amount of the Eurodollar Rate Advance requested (whether as an initial Eurodollar Rate Advance or as a continuation of a Eurodollar Rate Advance or as a conversion of a Base Rate Advance to a Eurodollar Rate Advance) by the Borrower in accordance with this Agreement (and, if any such rate is below zero, the Eurodollar Rate shall be deemed to be zero), which determination shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by WFB and with a term equivalent to such Interest Period would be offered to WFB by major banks in the London interbank eurodollar market in which WFB participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capitalized Leases, Synthetic Debt, or other title retention agreement, any easement, right of way or other encumbrance on title to real property).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Fee Letter, the (v) the Reaffirmation Agreement, and (vi) any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by any Lender or any of its Affiliates, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“London Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is a party.

“Material Subsidiary” means, at any time, (i) any Subsidiary of the Parent that represents more than 5% of the total revenues of the Companies on a consolidated basis and more than 5% of Consolidated tangible assets of the Parent and its Subsidiaries, determined at the end of the most recently completed financial quarter of the Parent based on the financial statements of the Parent delivered pursuant to Section 5.03(b) or (c) or (ii) any Subsidiary of the Parent designated by notice in writing given by the Parent to the Administrative Agent to be a “Material Subsidiary; provided that, any such Subsidiary so designated as a Material Subsidiary shall at all times thereafter remain a Material Subsidiary for the purposes of this Agreement unless, in the case of a Subsidiary which became a Material Subsidiary pursuant to the terms of subclause (i) of this definition, such Subsidiary no longer continues to meet the thresholds set forth in such subclause (i) or, in the case of a Subsidiary designated by the Parent as a Material Subsidiary pursuant to the terms of subclause (ii) of this definition, the Parent or Borrower subsequently un-designates such Subsidiary as a Material Subsidiary so long as such Subsidiary does not meet the thresholds set forth in subclause (i) of this definition.

“Measurement Period” means each period of 4 consecutive fiscal quarters of the Parent.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or with respect to which any Loan Party has any liability.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA and subject to Title IV of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Income” means, for any period, the net income or loss of the Parent and the Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) unrealized gains and losses with respect to Hedge Agreements during such period and (b) the impact of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Permitted Acquisition (including the reduction of revenue from any write down of deferred revenue).

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, net of costs and expenses to be incurred in connection with any such liquidation, as set forth in the most recently delivered or conducted appraisal (as required or permitted hereby) by an appraiser reasonably acceptable to the Administrative Agent.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f) ; provided that the Obligations shall not include any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided that the Obligations shall not include any Excluded Swap Obligations.

“Other Liabilities” means (a) any obligation on account of (i) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (ii) any transaction with any Lender or any of its Affiliates, which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Outstanding Amount” means with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

“Overadvance” means an Advance to the extent that, immediately after its having been made, Excess Availability is less than zero.

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Parent Guaranty” means the guaranty of the Parent set forth in Article VIII.

“Participant Register” shall have the meaning assigned to such term in Section 9.07(g).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payee” shall mean any Agent, Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, including any participant.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Acquisition” has the meaning specified in Section 5.02(f)(vii).

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of its commercially reasonable (from the perspective of, and with customary business practices for, a secured asset-based lender in the retail industry) business judgment.

“Permitted Distributions” shall mean (i) [intentionally omitted], (ii) payments by the Borrower or its Subsidiaries to or on behalf of Parent for franchise taxes and other fees required to maintain the legal existence of Parent or to pay the out-of-pocket legal, accounting and other fees and expenses in the nature of overhead in the ordinary course of business of Parent, including without limitation payment of fees and reimbursement of expenses of the board of directors and payments by the Parent to its direct or indirect parent company for such taxes, fees and expenses applicable to such parent company, and (iii) any payments to Parent (and payments by Parent to its direct or indirect parent company) in order for Parent or such parent company to make tax distributions to its members or Equity Interest holders; provided that the amount of such payment shall not exceed the amount that the Borrower would be required to pay in respect of federal, state, local or non-US taxes were the Borrower a corporation filing a consolidated return with each of its domestic Subsidiaries and subject to the combined maximum marginal federal, state and local income tax rate applicable to a direct or indirect equity holder of Holdings for such taxable period.

“Permitted Investment” has the meaning specified in Section 5.02(f).

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies to the extent not yet due or not required to be paid under Section 5.01(b) and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) Liens imposed by contract or law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) in the aggregate do not materially adversely affect the use of the property to which they relate and (ii) are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) Liens in the ordinary course of business to secure obligations under workers’ compensation laws, unemployment insurance, social security or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), contracts for the purchase of property otherwise permitted by this Agreement, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments, decrees, attachments or awards (or the payment of money) not constituting an Event of Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments, (f) easements, rights of way, restrictions, zoning, building codes and other land use laws and other encumbrances on imperfections of title to real property that do not materially adversely affect the use of such property for its present purposes; (g) statutory, common law or contractual Liens of landlords, creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies), (h) any interest or title of a lessor or sublessor under any lease of real estate or licensor or sublicensor of intellectual property not prohibited hereby, (i) Liens on the property of a Person existing at the time such Person becomes a Subsidiary of the Borrower; provided that, any such Lien may not extend to any other Property of the Borrower or any other Subsidiary that is not a direct Subsidiary of such Person; and provided further that, any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Borrower; (j) Liens on property at the time the Borrower or any Subsidiary acquired such property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of its Subsidiaries; provided that, such Lien may not extend to any other property of the Borrower or any of its Subsidiaries; provided further that, such Liens shall not have been created in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Borrower or any Subsidiary; (k) Liens on specific items of inventory or other goods and the proceeds thereof (and each of the following relating thereto: documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies) securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; (l) Liens arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business; (m) Liens on insurance proceeds securing the payment of financed insurance premiums; (n) leases or subleases and licenses or sublicenses granted to others in the ordinary course of business; (o) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Debt permitted by Section 5.02(b) is issued; (p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; (q) the filing of precautionary financing statements in connection with operating leases, consignment, Transfers permitted under Section 5.02(e) and similar matters; (r) Liens (i) on proceeds of sales of assets held in escrow pending resolution of indemnity or purchase price reduction claims and (ii) on cash advances in favor of the seller of any property to be acquired in any Permitted Investment to be applied against the purchase price for such Investment so long as such Investment would have been permitted on the date of the creation of such Lien; (s) other Liens on assets, securing Debt or other obligations not prohibited hereunder in an aggregate amount not to exceed $25,000,000 at any time outstanding; (t) Liens granted pursuant to the Collateral Documents; (u) (i) Liens securing Debt permitted pursuant to Section 5.02(b)(viii) and (ii) any Lien in existence on the Effective Date and set forth on Schedule 5.02(a) or securing Debt permitted pursuant to Section 5.02(b)(iii); (v) replacement, extension and renewal of any Lien permitted hereby (provided, however, that (1) no such Lien shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced and (2) the aggregate amount secured shall not exceed the amount permitted to be secured prior to such extension, renewal, replacement, refinancing, refunding or defeasance (plus the amount of any premium paid in respect thereof in connection with any such extension, refunding, refinancing, renewing, replacing or defeasing and plus the amount of reasonable expenses incurred in connection therewith)); (w) Liens securing Debt incurred pursuant to Section 5.02(b)(ii), provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Loan Party; (x) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt; (y) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, (z) [Intentionally Omitted]; (aa) Liens securing Debt incurred pursuant to Section 5.02(b)(xii); and (bb) Liens on cash collateral securing Debt permitted pursuant to Section 5.02(b)(xv).

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by the Parent (or its direct or indirect parent) that is not Prohibited Preferred Stock.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Petition Interest” has the meaning specified in Section 8.06.

“Preferred Stock” means, as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Priority Payable Reserves” means reserves established in the Permitted Discretion of the Administrative Agent for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agents’ and/or Lenders’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s Liens including, without limitation, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Termination Date, or, on or before the date that is less than 1 year after the Termination Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Protective Advance” has the meaning specified in Section 2.01(d).

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Stock.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Reaffirmation Agreement” means that certain Confirmation, Ratification and Amendment of Ancillary Loan Documents, dated as of the date hereof, executed and delivered by the Loan Parties and the Administrative Agent.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Lenders” means, at any time, at least two Lenders that are not Affiliates (unless there shall, at any date of determination, be fewer than two Lenders that are not Affiliates) owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Commitments.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain against the Borrowing Base to reflect any impediments to the realization on the Collateral included in the Borrowing Base which may be instituted by the Administrative Agent upon five Business Days’ prior notice to the Borrower (including, without limitation, Inventory Reserves, Priority Payable Reserves, Cash Management Reserves, Bank Product Reserves, reserves for Customer Credit Liabilities (not to exceed 50% of such liability)); provided, however, that (i) rent Reserves for locations leased by any Loan Party (A) shall not be taken for leased retail stores or for leased locations covered by a Collateral Access Agreement and (B) for all other leased locations, shall be limited to (x) in the case of the Borrower’s corporate headquarters, one month’s rent and (y) in all other cases, three months’ rent but in any event shall not exceed the total value of Eligible Inventory at any such other location, (ii) Reserves for consignee’s, warehousemen’s and bailee’s charges (A) shall not be taken for locations covered by an acknowledged bailee waiver letter and (B) for all other such locations, shall be limited to three months’ charges but in any event shall not exceed the total value of Eligible Inventory at any such other location, (iii) all Reserves (including the amount of such Reserve) shall bear a reasonable relationship to the events, conditions or circumstances that are the basis for such Reserve and (iv) the amount of any Reserve shall not be duplicative of the amount of any other Reserve imposed hereunder with respect to the same events, conditions or circumstances. In the event that the Administrative Agent determines in its Permitted Discretion that (a) the events, conditions or circumstances underlying the maintenance of any Reserve shall cease to exist or (b) the liability that is the basis for any Reserve has been reduced, then such Reserve shall be rescinded or reduced in an amount as determined in Administrative Agent’s Permitted Discretion, as applicable, at the request of the Borrower.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer and Treasurer of the Parent or the Borrower, as applicable, or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Restricted Payment” has the meaning specified in Section 5.02(g).

“Reuters Screen LIBOR01 Page” means the display page LIBOR01 on the Reuters service or any successor display page, other published source, information vendor or provider that has been designated by the sponsor of Reuters Screen LIBOR01 page.

“Revolving Credit Advance” has the meaning specified in Section 2.01(a)

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Bank Product Agreement” means any agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Agent or Lender or any of its Affiliates in connection with Bank Products provided by such Agent, Lender or Affiliate.

“Secured Cash Management Agreement” means any agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Agent or Lender or any of its Affiliates in connection with Cash Management Services provided by such Agent or Lender or Affiliate.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means (a) the Agents, the Lender Parties, the Hedge Banks, the Agents, Lenders or Affiliates thereof that provide Bank Products, the Cash Management Banks, the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, each other Person to whom Obligations under this Agreement and other Loan Documents are owing, and the successors and assigns of each of the foregoing.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time), by the Loan Parties in favor of the Collateral Agent.

“Significant Guarantor” means, at any date of determination, any (i) Subsidiary Guarantor of the Borrower that individually has or (ii) group of Subsidiary Guarantors of the

Borrower, that in the aggregate has, in either case, revenues, assets or earnings in an amount equal to at least 5% of (a) the Consolidated revenues of the Parent and its Subsidiaries for the most recently completed Fiscal Quarter for which the Lenders have received financial statements of the Parent and its Subsidiaries pursuant to Section 5.03(b) or (c), (b) the Consolidated assets of the Parent and its Subsidiaries as of the last day of the most recently completed Fiscal Quarter for which the Lenders have received financial statements of the Parent and its Subsidiaries pursuant to Section 5.03(b) or (c), or (c) the Consolidated net earnings of the Parent and its Subsidiaries for the most recently completed Fiscal Quarter for which the Lenders have received financial statements of the Parent and its Subsidiaries pursuant to Section 5.03(b) or (c), in each case determined in accordance with GAAP for such period.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA and subject to Title IV of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Default” means any of the events described in (a) Section 6.01(a)(ii) (without giving effect to the five Business Day grace period specified therein), (b) Section 6.01(f) (without giving effect to the 60 day period for any proceeding described therein to be undismissed or unstayed) or (c) Section 6.01(g) (without giving effect to the 60 day period specified in clause (ii) thereof).

“Specified Equity Contribution” has the meaning specified in Section 5.05(b).

“Spot Rate” for a specified currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York City time) on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Letter of Credit Practice” means, for the Issuing Bank, any domestic or foreign Law or letter of credit practices applicable in the city in which the Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP 600, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the Issuing Bank.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means any Debt of any Loan Party that is subordinated to the Obligations of such Loan Party under the Loan Documents on and that otherwise contains, terms and conditions reasonably satisfactory to the Administrative Agent.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is, in the case of clauses (a), (b) and (c), at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Parent listed on Schedule II hereto and each other Subsidiary of the Parent that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j). For the avoidance of doubt, no Excluded Subsidiary shall be a Subsidiary Guarantor.

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j) of this Agreement and Section 5.01(j) of the Existing Credit Agreement, in each case, as amended, amended and restated, modified or otherwise supplemented.

“Supermajority Lenders” means, at any time, at least two Lenders that are not Affiliates (unless there shall, at any date of determination, be fewer than two Lenders that are not Affiliates) owed or holding at least 66 2⁄3% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Commitments.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(b) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means the Initial Swing Line Bank and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(b) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the obligation to make a Swing Line Advance up to a maximum principal amount of $30,000,000 at any one time outstanding or, if the Swing Line Bank has entered into an Assignment and Assumption, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Swing Line Bank’s “Swing Line Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” means, at any time, an amount equal to the Swing Line Bank’s Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”) and (b) Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on a Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest of (a) the date of termination in whole of the Commitments, the Letter of Credit Facility and the Swing Line Commitment, pursuant to Section 2.05 or 6.01, and (b) May 20, 2020.

“Transaction” means the transactions contemplated by the Loan Documents.

“Transaction Expenses” means fees, costs and expenses incurred in connection with the Transaction, whether before or after the Effective Date.

“Transfer” has the meaning set forth in Section 5.02(e).

“Triggering Event” means that either (a) an Event of Default has occurred and is continuing or (b) Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) is less than 12.5% of the Borrowing Base for five consecutive Business Days. A Triggering Event shall be deemed to be continuing until either (a) such Event of Default has been waived in accordance with the terms of this Agreement or (b) Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) exceeds 12.5% of the Borrowing Base for 30 consecutive days.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” has the meaning specified in the Security Agreement.

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Unintentional Overadvance” means an Overadvance which, to the Agents’ knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Secured Parties, including, without limitation, a reduction in the value of property or assets included in the Borrowing Base, increase in Reserves, or misrepresentation by the Loan Parties.

“Unmatured Surviving Obligations” means Obligations under this Agreement and the other Loan Documents that by their terms survive the termination of this Agreement or the other Loan Documents but are not, as of the date of determination, due and payable and for which no outstanding claim has been made.

“Unused Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus, without duplication, (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(d) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(b) and outstanding at such time.

“Used Commitment” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time and, without duplication, (b) such Lender’s Pro Rata Share of (i) the aggregate Available Amount of all Letters of Credit outstanding at such time, (ii) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(d) and outstanding at such time and (iii) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(b) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“WFB” means Wells Fargo Bank, National Association and its successors.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions.

In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time in the United States (“GAAP”), applied on a consistent basis; provided, however, that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding anything herein to the contrary or any changes in GAAP after the Effective Date that would require lease obligations (whether existing now or entered in the future) that would be treated as operating leases as of the Effective Date to be classified and accounted for as a Capitalized Lease or otherwise reflected on a Person’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Debt and shall not be treated as an obligation under a Capitalized Lease for any purposes hereunder or under any Loan Document.

SECTION 1.04. Foreign Subsidiaries.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (a) the Foreign Subsidiaries shall not be subject to any representation or warranty, any covenant, or any other provision of any Loan Document and the non-compliance by any Foreign Subsidiary with any provision of any Loan Document shall not constitute a Default or Event of Default under any Loan Document, (b) all financial ratios or requirements set forth in any Loan Document shall be calculated without regard to the Foreign Subsidiaries, and (c) all references in any definition or provision describing the calculation of such financial ratios or requirements shall disregard the Foreign Subsidiaries notwithstanding any language to the contrary in such definition that such calculation applies to any Person and its Subsidiaries, unless, in each case, Foreign Subsidiaries are expressly included in such requirement or calculation.

SECTION 1.05. Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Available Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Available Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Available Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Available Amount is in effect at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances.

(a) The Revolving Credit Advances. Subject to the terms and conditions set forth herein, (i) each Revolving Credit Lender severally agrees to make revolving credit loans denominated in Dollars to the Borrower pursuant to Section 2.02 (a “Revolving Credit Advance”) from time to time, on any Business Day until the Termination Date, in an aggregate principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Commitments; provided, however, that the aggregate principal amount of all such Revolving Credit Advances (together with the aggregate principal amount of all Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit outstanding at such time) shall not exceed the Loan Cap then in effect, subject to the Administrative Agent’s authority, in its sole discretion to make Protective Advances pursuant to the terms of Section 2.01(d). Within the limits of each Revolving Credit Lender’s Unused Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a). Notwithstanding anything to the contrary contained in this Section 2.01, the parties hereby acknowledge, confirm, and agree that (i) the aggregate outstanding principal amount of the

Revolving Credit Advances under and as defined in the Existing Credit Agreement immediately prior to the Effective Date (such Indebtedness being hereinafter referred to as the “Existing Advances Indebtedness”) is outstanding and payable to Lenders under the Existing Credit Agreement without set-off, counterclaim, deduction, offset, or defense, and the L/C Obligations with respect to Existing Letters of Credit are reimbursable in accordance with the terms hereof, and are secured by a first priority security interest in and lien on the Collateral (subject to Permitted Liens and other Liens created or permitted by the Loan Documents), and (ii) the Existing Advances Indebtedness shall be deemed outstanding under this Agreement and the Existing Letters of Credit shall be deemed issued under this Agreement on the Effective Date.

(b) The Swing Line Advances. The Swing Line Bank agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $30,000,000 at such time and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Commitments of the Revolving Credit Lenders at such time; provided, however, that the aggregate principal amount of all such Swing Line Advances (together with the aggregate principal amount of all Revolving Credit Advances then outstanding plus the aggregate Available Amount of all Letters of Credit outstanding at such time) shall not exceed the Loan Cap then in effect, subject to the Administrative Agent’s authority, in its sole discretion to make Protective Advances pursuant to the terms of Section 2.01(d). No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(b), repay pursuant to Section 2.04(b) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b). Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Advance.

(c) [Intentionally Omitted].

(d) Protective Advances. Any provision of this Agreement to the contrary notwithstanding, (i) subject to the limitations set forth below, the Administrative Agent and the Collateral Agent are authorized by the Borrower and the Lenders, from time to time in each of their sole discretion (but shall have absolutely no obligation to), to make Advances to the Borrower, on behalf of all Lenders, which the Administrative Agent or the Collateral Agent, in such Person’s reasonable discretion, deems necessary or desirable (A) after the occurrence and during the continuance of an Event of Default or (B) at any time that any of the other applicable conditions precedent set forth in Section 3.02 are not satisfied (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations under the Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of principal, interest, Letter of Credit Advances, fees, reimbursable expenses (including costs, fees and expenses as described in Section 9.04) and other sums payable under the Loan Documents (any of such Advance are herein referred to as “Protective Advances”); provided that no Protective Advance shall cause the sum of the aggregate principal amount of all Swing Line Advances and Revolving Credit Advances then outstanding (together with the aggregate Available Amount of all Letters of Credit outstanding at such time) to exceed the Aggregate Commitments; provided, further, that the aggregate amount of Protective Advances outstanding at any time, which were made pursuant to clauses (x) and (y) above, shall not at any time exceed the lesser of (1) $25,000,000 and (2) 10% of the Borrowing Base. Protective Advances shall be secured by Liens in favor of the

Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Base Rate Advances. The Administrative Agent’s and the Collateral Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Excess Availability and the conditions set forth in Section 3.02 have been satisfied, the Administrative Agent or the Collateral Agent may request the Revolving Credit Lenders to make a Revolving Credit Advances to repay a Protective Advance. At any other time, the Administrative Agent or the Collateral Agent may require the Lenders to fund their risk participations as described in clause (ii). The making by any Agent of a Protective Advance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.01(b) regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. No Agent shall have any liability for, and no Loan Party or Secured Party shall have the right to, or shall, bring any claim of any kind whatsoever against any Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

(ii) Upon the making of a Protective Advance by the Administrative Agent or the Collateral Agent (whether before or after the occurrence of an Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent or the Collateral Agent, as applicable, without recourse or warranty, an undivided interest and participation in any Protective Advance in proportion to its Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (1) date of such Borrowing, (2) Facility under which such Borrowing is to be made, (3) Type of Advances comprising such Borrowing, (4) aggregate amount of such Borrowing and (5) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

(b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier or electronic communication, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(ii) The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified in Section 2.01(b) but subject to the satisfaction of the conditions set forth in Section 3.02. The Swing Line Bank shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, not later than 11:00 A.M. on the day specified in such Notice of Borrowing.

(iii) If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by the Swing Line Bank that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.

(iv) If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.02(b) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such

Borrowing is less than $1,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than 15 separate Borrowings.

(d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender (as set forth in a written notice delivered by such Lender or the Administrative Agent to the Borrower) as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower or Swing Line Bank or Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender, the Borrower or Swing Line Bank or Issuing Bank, as applicable, severally agrees to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower or Swing Line Bank or Issuing Bank, as applicable, until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, or Swing Line Bank or Issuing Bank, as applicable, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, and prior to the Termination Date, the Issuing Bank agrees to issue a requested Letter of Credit for the account of the Loan Parties. By submitting a request to the Issuing Bank for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that the Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing pursuant to a Letter of Credit Application by a Responsible Officer and delivered to the Issuing Bank and the Administrative Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the Issuing Bank not later than 11:00 a.m. (New York City time) at least two Business Days (or such other date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or the Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the Issuing Bank generally requests for Letters of Credit in similar circumstances. The Administrative Agent’s records of the content of any such request will be conclusive.

(b) The Issuing Bank shall have no obligation to issue a Letter of Credit if, after giving effect to the requested issuance, (i) the aggregate principal amount of all Used Commitments shall exceed the Loan Cap, (ii) the Used Commitments of any Lender Party would exceed such Lender’s Commitment, or (iii) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit;

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 2.15(b), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrower cash collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with Section 2.15(b). Additionally, the Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, or (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Administrative Agent may agree) or all the Lenders have approved such expiry date.

(d) Any Issuing Bank (other than WFB or any of its Affiliates) shall notify the Administrative Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until the Administrative Agent advises any such Issuing Bank that the provisions of Section 3.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and such Issuing Bank, such Issuing Bank shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such Issuing Bank may agree. The Borrower and the Secured Parties hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Effective Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of the Borrower on the Effective Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars; provided that if the Issuing Bank, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrower of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate. If the Issuing Bank makes a payment under a Letter of Credit, the Borrower shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Advance on the Business Day such Letter of Credit Advance is made and, in the absence of such payment, the amount of the Letter of Credit Advance immediately and automatically shall be deemed to be a Revolving Credit Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3.02 hereof) and, initially, shall bear interest at the rate then applicable to Base Rate Advances. If a Letter of Credit Advance is deemed to be a Revolving Credit Advance hereunder, the Borrower’ obligation to pay the amount of such Letter of Credit Advance to the Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Credit Advance. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to Section 2.03(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Advance pursuant to Section 2.03(d), each Lender agrees to fund its Pro Rata Share of any Revolving Credit Advance deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrower had requested the amount thereof as a Revolving Credit Advance and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of any Letter of Credit Advance made by the Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each Letter of Credit Advance made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Administrative Agent or the Issuing Bank elects, based upon the advice of counsel, to refund) to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Advance pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or Event of Default or the failure to satisfy any condition set forth in Section 3.02 hereof. If any such Lender fails to make available to the Administrative Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Advance as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of the Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) The Borrower agrees to indemnify, defend and hold harmless each Secured Party (including the Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable documented fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.12) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to the Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated in connection with any Letter of Credit;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties in connection with any Letter of Credit other than the Letter of Credit Related Person;

(ix) the Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation in connection with a Letter of Credit; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person related to a Letter of Credit;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. The Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.03(f). If and to the extent that the obligations of the Borrower under this Section 2.03(f) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of the Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower that are caused directly by the Issuing Bank’s gross negligence, bad faith or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. The Issuing Bank shall be deemed to have acted with due diligence and reasonable care if the Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrower’ aggregate remedies against the Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to the Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower shall take action to avoid and mitigate the amount of any damages claimed against the Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the Issuing Bank to effect a cure.

(h) The Borrower shall be responsible for preparing or approving the final text of the Letter of Credit as issued by the Issuing Bank, irrespective of any assistance the Issuing Bank may provide such as drafting or recommending text or by the Issuing Bank’s use or refusal to use text submitted by the Borrower. The Borrower is solely responsible for the suitability of the Letter of Credit for the Borrower’s purposes. If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the Administrative Agent or the Issuing Bank, Borrower shall not be required to make a specific request to the Administrative Agent or the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date unless either such Standby Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Standby Letter of Credit (or such later date as to which the Administrative Agent may agree) or all the Lenders have approved such expiry date; provided, however, that the Administrative Agent shall instruct the Issuing Bank not to permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) the Issuing Bank has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(i) The Borrower’s reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) the Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) the Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that the Parent or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the Issuing Bank or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the Issuing Bank, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.03(g) above, the foregoing shall not release the Issuing Bank from such liability to the Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrower to the Issuing Bank arising under, or in connection with, this Section 2.03 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, the Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower and the obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP 600 that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the Issuing Bank if subsequently the Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by the Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Upon the request of the Administrative Agent, (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. For purposes of this Section 2.03, Section 6 and Section 2.11, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 102.5% of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to 107% of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance satisfactory to the Administrative Agent in its Permitted Discretion and the Issuing Bank (which documents are hereby Consented to by the Lenders). The Borrower hereby grants to the Administrative Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at WFB. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon written demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines, in its Permitted Discretion, to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable laws, to reimburse the Issuing Bank and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations under this Agreement and the other Loan Documents.

(l) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP600 shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP600 shall apply to each Commercial Letter of Credit.

(m) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VII included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(n) In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.

SECTION 2.04. Repayment of Advances.

(a) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(b) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

(c) Protective Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders that have made a Protective Advance the outstanding principal amount of each Protective Advance made by each of them on the earlier of demand and the Termination Date.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the Aggregate Commitments; provided, however, that each partial reduction of the Aggregate Commitments (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Pro Rata Share of the Aggregate Commitments.

(b) Mandatory. (i) The Letter of Credit Sublimit shall be permanently reduced from time to time on the date of each permanent reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Sublimit exceeds the Revolving Credit Facility after giving effect to such permanent reduction of the Revolving Credit Facility.

(ii) The Swing Line Facility shall be permanently reduced from time to time on the date of each permanent reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such permanent reduction of the Revolving Credit Facility.

SECTION 2.06. Prepayments. (a) Optional. With regards to the prepayment of any Revolving Credit Advance, the Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid without premium or penalty; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c). Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 2.06(a) if such prepayment would have resulted from a refinancing of a Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory. (i) The Borrower shall, subject to Section 2.11, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and deposit an amount in the Collateral Account in an amount equal to the amount by which (A) the sum of the aggregate principal amount of the Advances then outstanding plus the aggregate Outstanding Amount of all L/C Obligations exceeds (B) the Loan Cap on such Business Day.

(ii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the Collateral Account an amount sufficient to cause the aggregate amount on deposit in the Collateral Account to equal the amount by which the aggregate Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit on such Business Day.

(iii) Prepayments of the Revolving Credit Facility made pursuant to clause (i) above shall be made to each of the Revolving Credit Lenders on a pro rata basis to be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the Collateral Account to Cash Collateralize the Letters of Credit then outstanding. Upon the drawing of any Letter of Credit for which funds are on deposit in the Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable.

(iv) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c).

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the first day of each May, August, November and February during such periods and on the date such Base Rate Advance shall be Converted or paid in full; provided, however, that interest shall be payable on the first day of each calendar month after the occurrence and during the continuance of a Triggering Event or an Event of Default.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuation of (i) an Event of Default under Section 6.01(a) or (f), or (ii) any other Event of Default, in the case of this clause (ii), upon the request of the Required Lenders, the Borrower shall pay interest (“Default Interest”) on (A) any overdue principal amount, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such principal amount pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (B) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable (other than any principal of any Advance) under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.07(a).

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears (i) so long as no Triggering Event has occurred and is continuing, quarterly on the first day of each May, August, November and February, (ii) at any time that a Triggering Event has occurred and is continuing, monthly on the first day of each calendar month, and (iii) in any event, on the Termination Date (pro rated for the number of days elapsed in such quarter or month, as applicable), at the rate of 0.250% per annum on the sum of the average daily Unused Commitment of such Lender during such quarter or month, as applicable, plus its Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter or month, as applicable; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees, Etc.

(i) The Borrower shall pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to (A) in the case of Standby Letters of Credit, the Applicable Margin applicable to Eurodollar Rate Advances times the daily Available Amount under each such Standby Letter of Credit and (B) in the case of Documentary Letters of Credit, the Applicable Margin applicable to Eurodollar Rate Advances minus 0.5% times the daily Available Amount under each such Documentary Letter of Credit. Letter of Credit Fees shall be (1) due and payable (x) so long as no Triggering Event has occurred and is continuing, on the first day of each May, August, November and February, (y) at any time that a Triggering Event has occurred and is continuing, on the first day of each month, and (z) on the Termination Date, in each case, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (2) computed on a monthly or quarterly basis, as applicable, in arrears. For purposes of computing the daily Available Amount of each Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.05. If there is any change in the Applicable Margin during any quarter or month, as applicable, the daily Available Amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter or month, as applicable, that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall, if applicable, accrue at the Default Rate as provided in Section 2.07(b) hereof.

(ii) Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the Issuing Bank, for its own account, (i) a fronting fee which shall be imposed by the

Issuing Bank upon the issuance of each Letter of Credit of .125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(c) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $1,000,000, no Conversion of any Advances shall result in more than 15 Interest Periods in effect and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon with respect to each such Eurodollar Rate Advance, on the last day of the then existing Interest Period therefor, Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(ii) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and the Required Lenders may require, by notice to the Borrower, that (x) at the end of the then existing applicable Interest Period each Eurodollar Rate Advance be Converted into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction or adoption of or any change in or in the interpretation or application of any law or regulation by a central bank or governmental authority (it being agreed and understood that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” regardless of the date enacted, adopted, issued or implemented) or (ii) the compliance with any guideline or request or directive from any central bank or other governmental authority (whether or not having the force of law) , there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or, in the case of any Revolving Credit Lender, of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes described in the definitions of Excluded Taxes, Indemnified Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of imposition, or the rate, of any taxes, levies, imposts, deductions, charges, withholdings or liabilities that are excluded from the definition of Taxes), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10(a) for any such increased cost incurred more than one-hundred-eighty (180) days prior to the date that such Lender demands compensation therefor; provided that, if the circumstance giving rise to such increased cost is retroactive, then such 180 day period shall be extended to include the period of retroactive effect thereof.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any holding company controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder, then, upon demand by such Lender Party or such holding company (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit, for any reduction in the rate of return on such Lender Party’s capital or on the capital of such Lender Party’s holding company. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10(b) for any such increased cost incurred more than one-hundred-eighty (180) days prior to the date that such Lender demands compensation therefor; provided that, if the circumstance giving rise to such increased cost is retroactive, then such 180 day period shall be extended to include the period of retroactive effect thereof.

(c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least a majority of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Advance equal to the actual costs of such reserves allocated to such Eurodollar Rate Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Advance, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest shall be due and payable 10 days from receipt of such notice.

(f) If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Advance or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Advance, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, which such revocation of notice shall be provided at the earliest time that the circumstances in clauses (a), (b) and (c) in the immediately preceding sentence no longer exist. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Advances or, failing that, will be deemed to have converted such request into a request for a Base Rate Advance in the amount specified therein, without any cost, expense or penalty (including no cost, expense or penalty of the type described in Section 9.04) to the Borrower.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) INTENTIONALLY OMITTED.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent from the Borrower under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties by the Borrower under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority (x) upon the occurrence and during the continuance of an Event of Default or (y) at any other time that the Administrative Agent receives a payment from the Borrower without direction as to the application of such payment:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date by the Borrower, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments other than indemnification payments as set forth in clause (iii) below, costs and expenses that are due and payable to the applicable Issuing Bank and the applicable Lenders under or in respect of this Agreement and the other Loan Documents on such date by the Borrower, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the applicable Issuing Bank and the applicable Lenders on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 22 of the Security Agreement and any similar Section of any other Loan Documents on such date by the Borrower, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the applicable Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date by the Borrower, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Appropriate Lenders under Section 2.08(a) on such date by the Borrower, ratably based upon the respective applicable undrawn aggregate Commitments of the Lenders under the applicable Facilities on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Agents and the applicable Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the applicable Lender Parties on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest on the applicable Advances that is due and payable to the applicable Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to such applicable Lender Parties on such date;

(viii) eighth, to the payment of the principal amount of all of the outstanding applicable Advances that is due and payable to the Agents and the applicable Lender Parties on such date by the Borrower, ratably based upon the respective aggregate amounts of all such principal owing to the Agents and the applicable Lender Parties on such date; and

(ix) ninth, to the payment of all other Obligations owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date by the Borrower, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

(g) Whenever any cash proceeds are received by the Administrative Agent from any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to Section 21(b) of the Security Agreement, such cash proceeds shall be distributed by the Administrative

Agent and applied by the Agents and the Lender Parties and Hedge Banks in the following order of priority upon the occurrence and during the continuance of an Event of Default:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date by the Borrower, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments (other than indemnification payments as set forth in clause (iii) below), costs and expenses that are due and payable to the applicable Issuing Bank and the applicable Lenders under or in respect of this Agreement and the other Loan Documents and the applicable Hedge Banks under or in respect of the Secured Hedge Agreements, in each case on such date by the Borrower, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the applicable Issuing Bank, the applicable Lenders and the applicable Hedge Banks on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 22 of the Security Agreement and any similar section of any other Loan Documents on such date by the Borrower, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the applicable Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date by the Borrower, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Appropriate Lenders under Section 2.08(a) on such date by the Borrower, ratably based upon the respective applicable undrawn aggregate Commitments of the Lenders under the applicable Facilities on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Agents and the applicable Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the applicable Lender Parties on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest on the applicable Advances that is due and payable to the applicable Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to such applicable Lender Parties on such date;

(viii) eighth, to the payment of the principal amount of all of the outstanding applicable Advances that is due and payable to the Agents and the applicable Lender Parties on such date by the Borrower, ratably based upon the respective aggregate amounts of all such principal owing to the Agents and the applicable Lender Parties on such date (which, for the avoidance of doubt, shall include payment to the Administrative Agent, for the account of the Issuing Bank, to Cash Collateralize the Letters of Credit then outstanding);

(ix) ninth, to the payment of all amounts due under Secured Hedge Agreements, Secured Bank Product Agreements, and Secured Cash Management Agreements, ratably among the Lenders, Hedge Banks and the Cash Management Banks in proportion to the respective aggregate amount owing to such Lenders, Hedge Banks and Cash Management Banks; and

(x) tenth, to the payment of all other Obligations owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date by the Borrower, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

(h) For the avoidance of doubt, notwithstanding any other provision of any Loan Document, no amount received directly or indirectly from any Loan Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by Administrative Agent or otherwise to the payment of any Excluded Swap Obligations.

SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any Indemnified Taxes or Other Taxes. If any Loan Party shall be required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Without limiting the provisions of clause (a) above, each Loan Party shall timely pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”) to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party (with a copy to the Administrative Agent) or by the Agents on their own behalf or on behalf of a Lender Party shall be conclusive absent manifest error.

(d) Within 30 days after the date of any payment of Indemnified Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) (I) Each Payee organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date pursuant to which it becomes a Payee in the case of each other Payee, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8ECI or (in the case of a Payee that has certified in writing to Borrower and the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN or W-8BEN-E, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Payee is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document. If, at the time such Payee first becomes a Payee hereunder payments pursuant to this Agreement or any other Loan Document are subject to withholding tax rate at a rate in excess of zero, withholding tax at such rate shall be considered excluded from Indemnified Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Indemnified Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Indemnified Taxes shall include (in addition to withholding taxes that may be imposed in the future as a result of a change in law after the date that a Lender becomes a party to this Agreement) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.

(II) Each Payee that is a “United States person” shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Payee fails to deliver such forms, then Borrower and the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable backup withholding tax imposed by the Code, without reduction, and such amount shall be excluded from Taxes.

(f) For any period with respect to which a Payee has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Payee become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Payee shall reasonably request to assist such Payee to recover such Taxes.

(g) If a payment made to a Payee under this Agreement would be subject to withholding tax imposed by the United States of America with respect to FATCA if such Payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Payee shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law

(including as prescribed by Section 1471(b)(3)(C)(i) of the Code or any intergovernmental agreement) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Payee has or has not complied with such Payee’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If a Payee determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses such Payee, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of such Payee, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Payee in the event such Payee is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

(i) If any Payee requests compensation under Section 2.10 or requires the Borrower to pay any additional amount to any Lender Party or any Governmental Authority for the account of any Lender Party pursuant to this Section 2.12, then such Payee shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Payee, such designation, assignment or filing would (x) eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (y) would not subject such Payee to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Payee. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Payee in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Payee to the Borrower shall be conclusive absent manifest error.

SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds. The proceeds of the Revolving Credit Facility shall be available (and the Borrower agrees that it shall use such proceeds), in part, to pay fees and expenses under this Agreement and the other Loan Documents, to finance working capital for the Parent and its Subsidiaries and for their other general corporate purposes (including Permitted Acquisitions and Capital Expenditures).

SECTION 2.15. Defaulting Lenders.

(a) Notwithstanding the provisions of Section 2.11 hereof, the Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Administrative Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments (i) first, to the Swing Line Bank to the extent of any Swing Line Advances that were made by the Swing Line Bank and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to the Issuing Bank, to the extent of the portion of a Letter of Credit Advance that was required to be, but was not, paid by the Defaulting Lender, (iii) third, to cash collateralize such Defaulting Lender’s participation in Letters of Credit, in accordance with Section 2.15(b)(ii), (iv) fourth, to the Collateral Account, the proceeds of which shall be retained by the Administrative Agent and may be made available to be re-advanced to or for the benefit of the Borrower (upon the request of the Borrower and subject to the conditions set forth in Section 3.02) as if such Defaulting Lender had made its portion of the Advances (or other funding obligations) hereunder, (iv) fifth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other Non-Defaulting Lender), and (vi) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Shares in connection therewith) and for the purpose of calculating the fee payable under Section 2.08(a), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 9.01(c). The provisions of this Section 2.15 shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Administrative Agent, the Issuing Bank, and the Borrower shall have waived, in writing, the application of this Section 2.15 to such Defaulting Lender, or

(z) the date on which such Defaulting Lender pays to the Administrative Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Administrative Agent pursuant to Section 2.15(b) shall be released to the Borrower). The operation of this Section 2.15 shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to the Administrative Agent, the Issuing Bank, the Swing Line Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower, at its option, upon written notice to the Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender pursuant to Section 9.12, such substitute Lender to be reasonably acceptable to the Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than any Other Liabilities, but including (1) all interest, fees (except any commitment fees or Letter of Credit Fees not due to such Defaulting Lender in accordance with the terms of this Agreement), and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Secured Parties’ or the Loan Parties’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.15 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.15 shall control and govern.

(b) If any Swing Line Advance or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(i) such Defaulting Lender’s participation interest in any Swing Line Advance or Letter of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the Used Commitment of all Non-Defaulting Lenders after giving effect to such reallocation does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.02 are satisfied at such time;

(ii) if the reallocation described in clause (b)(i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s participation in any outstanding Swing Line Advances (after giving effect to any partial reallocation pursuant to clause (b)(i) above) and (y) second, cash collateralize such Defaulting Lender’s participation in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (b)(i) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, for so long as such L/C Obligations are outstanding; provided, that the Borrower shall not be obligated to cash collateralize any Defaulting Lender’s participations in Letters of Credit if such Defaulting Lender is also the Issuing Bank;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s participation in Letters of Credit pursuant to this Section 2.15(b), the Borrower shall not be required to pay any Letter of Credit Fees to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 2.08 with respect to such cash collateralized portion of such Defaulting Lender’s participation in Letters of Credit during the period such participation is cash collateralized;

(iv) to the extent the participation by any Non-Defaulting Lender in the Letters of Credit is reallocated pursuant to this Section 2.15(b), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.08 shall be adjusted in accordance with such reallocation;

(v) to the extent any Defaulting Lender’s participation in Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 2.15(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.08 with respect to such portion of such participation shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s participation is cash collateralized or reallocated;

(vi) so long as any Lender is a Defaulting Lender, the Swing Line Bank shall not be required to make any Swing Line Advance and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Line Advances or Letter of Credit cannot be reallocated pursuant to this Section 2.15(b) or (y) the Swing Line Bank or the Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Line Bank or the Issuing Bank, as applicable, and the Borrower to eliminate the Swing Line Bank’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Line Advances or Letters of Credit; and

(vii) The Administrative Agent may release any cash collateral provided by the Borrower pursuant to this Section 2.15(b) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Advance that is not reimbursed by the Borrower pursuant to Section 2.03.

(c) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower or any Agent or any Lender Party may have against such Defaulting Lender with respect to any amounts not funded or obligations not fulfilled by such Default Lender.

SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note, in substantially the form of Exhibit A hereto payable to the order of such Lender Party in a principal amount equal to the Commitment of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Reserves. The Administrative Agent may hereafter establish Reserves or change any of the Reserves in its Permitted Discretion; provided that such Reserves shall not be established or changed except upon not less than five (5) Business Days’ notice to the Borrower (during which period the Administrative Agent shall be available to discuss any such proposed Reserve with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in its Permitted Discretion); provided, further, that if, as a result of such adjustment or modification, the aggregate principal amount of the Revolving Credit Advances and Swing Line Advances then outstanding (together with the Available Amount of the Letters of Credit outstanding at such time) exceeds the Borrowing Base then in effect, then the Borrower shall have three (3) Business Days following the date on which such adjustment or modification becomes effective to repay the amount of such excess.

SECTION 2.18. Increase in Commitments. (a) Upon notice to the Administrative Agent, at any time after the Effective Date, the Borrower may request that Additional Revolving Credit Commitments be provided by the existing Lenders (in accordance with their Pro Rata Share), and if such Lenders are unwilling to provide such Additional Revolving Credit Commitments (it being understood that a Lender shall be deemed to be unwilling to provide such Additional Revolving Credit Commitments if it has not affirmatively responded to the Administrative Agent within 10 Business Days after Borrower’s request), (x) the Lead Arranger will use its reasonable efforts, subject to compensation to be agreed, to obtain one or more Persons that are Eligible Assignees to provide such Additional Revolving Credit Commitments and/or (y) the Borrower may identify one or more financial institutions which are not existing Lenders that are reasonably acceptable to the Administrative Agent to provide such Additional Revolving Credit Commitments; provided that (i) after giving effect to any such Additional Revolving Credit Commitments, the aggregate amount of Additional Revolving Credit Commitments that have been added pursuant to this Section 2.18 shall not exceed $100,000,000, (ii) each request for Additional Revolving Credit Commitments shall be in minimum increments of $20,000,000, (iii) the Borrower shall not make more than five such requests for Additional Revolving Credit Commitments and (iv) the terms of any Additional Revolving Credit Advances shall be the same as those for the existing Revolving Credit Advances, except that the Borrower shall be permitted to pay upfront fees to the Additional Revolving Credit Lenders in amounts to be agreed. Notwithstanding anything contained herein to the contrary, the Lender Parties shall not be obligated to commit to the Additional Revolving Credit Commitments.

(b) Any Additional Revolving Credit Commitments to provide Additional Revolving Credit Advances under this Section 2.18 shall be added to this Agreement pursuant to an amendment (the “Additional Revolving Credit Commitment Amendment”) among the Parent, the Borrower, the Administrative Agent and the Additional Revolving Credit Lenders. As a condition precedent to the effectiveness of the Additional Revolving Credit Commitment Amendment, the Borrower shall deliver to the Administrative Agent a certificate on behalf of the Borrower dated as of the effective date (the “Additional Revolving Credit Commitments Effective Date”) signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties of the Loan Parties contained in Article IV and the other Loan Documents are true and correct in all material respects on and as of the Additional Revolving Credit Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date and without duplication of any materiality qualifiers applicable thereto), (ii) no Default or Event of Default exists immediately before or immediately after giving effect to such addition, (iii) the Borrower and its Subsidiaries shall be in compliance with the covenant set forth in Section 5.05 as of (A) the Additional Revolving Credit Commitments Effective Date and (B) the last day of the most recently ended determination period after giving pro forma effect to such Additional Revolving Credit Commitment, the making of Additional Revolving Credit Advances in respect thereof and any Investment to be consummated in connection therewith. On each Additional Revolving Credit Commitments Effective Date, each applicable Lender, Eligible Assignee or other Person which is providing an Additional Revolving Credit Commitment (i) shall become a “Revolving Credit Lender” for all purposes of this Agreement and the other Loan Documents and (ii) in the case of any Additional Revolving Credit Commitment, shall make an Additional Revolving Credit Advance to the Company in a principal amount equal to such Additional Revolving Credit Commitment, and such Additional Revolving Credit Advance shall be a “Revolving Credit Advance” for all purposes of this Agreement and the other Loan Documents.

(c) Any Additional Revolving Credit Commitment Amendment and any related documentation may, without the consent of any Lenders (other than Additional Revolving Credit Lenders that are party to such Additional Revolving Credit Commitment Amendment), effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.18. Any Additional Revolving Credit Advances made pursuant to this Section 2.18 shall be evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with the provisions set forth in Section 9.07(d).

(d) This Section 2.18 shall supersede any provisions in Section 9.01 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Loan Parties, if necessary, to provide for terms applicable to each Additional Revolving Credit Commitment.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING

SECTION 3.01. Conditions Precedent to Amendment and Restatement of the Existing Credit Agreement. The amendment and restatement of the Existing Credit Agreement and the obligation of each Lender to make any Advance hereunder shall become effective on and as of the first date on or before May 20, 2015 (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

(i) executed counterparts of this Agreement sufficient in number for distribution to the Agents, each Lender and the Borrower;

(ii) Amended and Restated Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16 duly executed by the Borrower;

(iii) the Security Agreement, duly executed by the parties thereto;

(iv) the Reaffirmation Agreement, duly executed by the parties thereto;

(v) Lien search results reflecting that proper financing statements under the Uniform Commercial Code have been filed in all jurisdictions that the Administrative Agent may deem necessary in the reasonable opinion of the Administrative Agent, in order to perfect and protect the liens and security interests created under the Security Agreement and that no Liens other than Permitted Liens exist on any Collateral;

(vi) Evidence of the insurance required by the terms of the Security Agreement;

(vii) Certified copies of the resolutions of the board of directors of each Loan Party approving each Loan Document to which it is or is to be a party;

(viii) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or formation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) (to the extent customary for such jurisdiction’s Secretary of State’s certificate) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or formation;

(ix) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(viii), (B) a true and correct copy of the bylaws or operating agreement of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(vii) were adopted and on the Effective Date, (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation or formation and (D) the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(x) A certificate, in substantially the form of Exhibit E, attesting to the Solvency of the Loan Parties, taken as a whole, before and after giving effect to the Effective Date; and

(xi) A favorable opinion of Kirkland & Ellis LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Collateral Agent and of Vorys, Sater, Seymour and Pease LLP, special local counsel for Express GC, LLC, in form and substance reasonably satisfactory to the Collateral Agent.

(b) The Borrower shall have paid or made arrangements to pay, to the extent invoiced at least one (1) Business Day prior to the Effective Date, all accrued fees of the Agents, the Lead Arranger and the Lender Parties required under the Fee Letter and all accrued expenses of the Agents and the Lead Arranger (including the accrued fees and expenses of counsel to the Lead Arranger payable by the Borrower hereunder).

(c) The Lead Arranger shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(d) The Administrative Agent shall be reasonably satisfied that there shall not have occurred since January 31, 2015 any event or events which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including any Borrowing on the Effective Date) shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i) the representations and warranties of the Loan Parties contained in each Loan Document are correct in all material respects (unless any such representation or warranty is qualified by materiality in the text thereof, in which case, such representation or warranty shall be true and correct in all respects) on and as of such date, immediately before and immediately after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

(ii) no Default has occurred and is continuing, or would result immediately after giving effect to such Borrowing or issuance or renewal or from the application of the proceeds therefrom.

Each request for an Advance or a Letter of Credit (other than a conversion of a Eurodollar Rate Advance to a Base Rate Advance) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Section 3.02 have been satisfied on and as of the date of the applicable Advance or issuance of such Letter of Credit. The conditions set forth in this Section 3.02 are for the sole benefit of the Secured Parties, but until the Required Lenders otherwise direct the Administrative Agent to cease making Advances and issuing Letters of Credit, the Lenders will fund their Pro Rata Shares of all Advances and participate in all Swing Line Advances and Letters of Credit whenever made or issued, which are requested by the Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article III, are agreed to by the Administrative Agent, provided, however, the making of any such Advances or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Secured Party of the provisions of this Article III on any future occasion or a waiver of any rights or the Secured Parties as a result of any such failure to comply.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. Subject to Section 3.02, each Loan Party represents and warrants as follows (a) on the Effective Date, each of which shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and (b) at and as of the date of the making of each Advance made after the Effective Date, each of the following representations and warranties, each of which shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), at and as of the date of the making of such Advance, as though made on and as of the date of such Advance (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) as of such earlier date:

(a) Each Loan Party and each of its Subsidiaries (other than Foreign Subsidiaries) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing (to the extent applicable in the relevant jurisdiction) in each other jurisdiction in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably expected to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where the failure to have such power and authority could not be reasonably expected to have a Material Adverse Effect. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned, directly or indirectly, by the Parent free and clear of all Liens except Permitted Liens.

(b) Set forth on Schedule 4.01(b) is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation or formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or formation.

(c) Set forth on Schedule 4.01(c) is a complete and accurate list of all Subsidiaries of each Loan Party as of the date hereof, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens except Permitted Liens.

(d) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s powers, have been duly authorized by all necessary action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, except for violations that (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries (other than Foreign Subsidiaries) or any of their properties, except for violations, defaults or the creation of such rights that could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, or (iv) except for the Liens created under the Loan Documents and Permitted Liens, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries). Each Loan Party and each of its Subsidiaries (other than Foreign Subsidiaries) is in compliance with all applicable laws, rules and regulations, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(e) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby or thereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the applicable priority thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (v) any notices or filings which are required to be made with the SEC in connection with the Transaction, (w) the authorizations, approvals, actions, notices and filings contemplated by the Collateral Documents and those listed on Schedule 4.01(e), (x) those authorizations, approvals, actions, notices and filings, the failure of which to obtain, take, give or make could not be reasonably expected to have a Material Adverse Effect, (y) notices and filings which customarily are required in connection with the exercise of remedies in respect of the Collateral and (z) landlord consents and waivers.

(f) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

(g) Except as set forth in Schedule 4.01(g), there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries), including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document.

(h) Each Loan Party and each of its Subsidiaries is:

(i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”),

(ii) in compliance in all material respects with the applicable requirements of the Patriot and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”),

(iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act,

(iv) not in receipt of any notice from the Secretary of State of the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act,

(v) not listed as a Specially Designated Terrorist (as defined in the Patriot Act) or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act,

(vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act, and

(vii) not owned or controlled by or now acting and or will be in the future act for or on behalf of any Person named in the Annex or any other list promulgated under the Patriot Act or any other Person who has been determined to be subject to the prohibitions contained in the Patriot Act.

(i) INTENTIONALLY OMITTED.

(j) The Consolidated forecasted balance sheets, statements of income and statement of cash flows of the Borrower and the Parent and their respective Subsidiaries delivered to the Administrative Agent pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions believed to be reasonable (it being understood that (i) such Consolidated forecasted balance sheets, statements of income and statement of cash flows are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, (ii) no assurance can be given that such Consolidated forecasted balance sheets, statements of income and statement of cash flows will be realized, (iii) actual results may differ and (iv) such differences may be material).

(k) INTENTIONALLY OMITTED.

(l) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System.

(m) Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(n) The Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Obligations under the Loan Documents, and (i) as of the Effective Date, the Collateral Agent has fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected by (A) filing financing statements, or (B) the taking of possession or control by the Collateral Agent of the Collateral), and (ii) on each date after the Effective Date, assuming (A) financing statements and other filings in appropriate form have been filed in the offices specified on Schedule IV to the Security Agreement and (B) the Collateral Agent has taken possession or control of the Collateral with respect to which a security interest may be perfected only by possession or control, the Collateral Agent has fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected by (1) filing financing statements, or (2) the taking of possession or control by the Collateral Agent of the Collateral), in each case of clauses (i) and (ii) above, subject to no Liens other than Permitted Liens and other Liens created or permitted by the Loan Documents. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens.

(o) The Borrower and each Guarantor, taken as a whole, are Solvent.

(p) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(q) (i) Set forth on Schedule 4.01(q) is a complete and accurate list of all Plans and Multiemployer Plans as of the Effective Date.

(ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and made available to the Administrative Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(r) Except as would not reasonably be expected to result in a Material Adverse Effect (which representations are, along with clause (g) above, the sole representations of the Loan Parties in respect of environmental matters):

(i) the operations and properties of each Loan Party and each of its Subsidiaries (other than Foreign Subsidiaries) comply with all applicable Environmental Laws and Environmental Permits and all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs;

(ii) to the knowledge of each Loan Party of any of its Subsidiaries, no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries) or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, transferability or use under any Environmental Law;

(iii) none of the properties currently or, to the best of its knowledge, formerly owned or operated by any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries) is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list;

(iv) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries) or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries);

(v) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the best of its knowledge, formerly owned or operated by any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries);

(vi) neither any Loan Party nor any of its Subsidiaries (other than Foreign Subsidiaries) is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and

(vii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the best of its knowledge, formerly owned or operated by any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries) have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries).

(s) Except as set forth on Schedule 4.01(s):

(i) [Reserved].

(ii) Each Loan Party and each of its Subsidiaries (other than Foreign Subsidiaries) (A) has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and such tax returns are true and correct in all material respects and (B) has paid all taxes shown thereon to be due, together with applicable interest and penalties or adequate provision therefor has been made in accordance with GAAP except for taxes (x) that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP and (y) that could not (individually or in the aggregate) have a Material Adverse Effect.

(iii) No issues have been raised in writing by any tax authorities that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(t) Except as set forth on Schedule 4.01(t) or as could not be expected to have a Material Adverse Effect, the Parent and each of its Subsidiaries (other than Foreign Subsidiaries) own, or possess the right to use, or could obtain the right to use all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Parent or any of its Subsidiaries (other than Foreign Subsidiaries) infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than Unmatured Surviving Obligations) or any Lender Party shall have any Commitment hereunder, each Loan Party will (unless Required Lenders consent):

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries (other than Foreign Subsidiaries) to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries (other than Foreign Subsidiaries) to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors; provided, further, that neither the Parent nor any of its Subsidiaries shall be required to pay and discharge any such tax, assessment, charge or claim where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries (other than Foreign Subsidiaries) to use commercially reasonable efforts to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries (other than Foreign Subsidiaries) to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries (other than Foreign Subsidiaries) to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of and to the extent required by any Governmental Authority pursuant to all Environmental Laws, except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances or to undertake such actions where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries (other than Foreign Subsidiaries) to maintain, insurance (as deemed to be reasonably prudent in the good faith judgment of the Responsible Officers of such Loan Party or its Subsidiaries) (including, without limitation, business interruption insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas and with similar risk factors in which the Parent or such Subsidiary operates.

(e) Preservation of Corporate Existence, Etc. Except as permitted under Section 5.02(d) or 5.02(e)(viii), preserve and maintain, and cause each of its Subsidiaries (other than Foreign Subsidiaries) to preserve and maintain, its existence, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided that neither the Parent nor any of its Subsidiaries shall be required to preserve or maintain any right, permit, license, approval, privilege or franchise if the failure to do so could not reasonably be expected to have a Material Adverse Effect. Nothing contained in this Section 5.01(e) shall be deemed to prohibit any Subsidiary or the parent entity of such Subsidiary from reorganizing or changing the entity form of such Subsidiary upon prior notice to the Administrative Agent and provided that such reorganization or change is not materially adverse to the Lenders.

(f) Visitation Rights. (i) At any reasonable time and from time to time, upon reasonable prior notice at any mutually agreeable reasonable time during normal business hours, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the financial records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants (subject to the consent of such accountants); provided, that, so long as no Default or Event of Default has occurred and is continuing, the Agents and the Lender Parties shall coordinate the exercise of such rights through the Administrative Agent and shall not be entitled to exercise the foregoing rights more than once in any calendar year at the expense of the Borrower, on a collective basis; provided, however, that a representative of the Borrower shall be given the opportunity to be present for any communication with the independent accountants.

(ii) Upon reasonable prior notice and at any mutually agreeable reasonable time during normal business hours and from time to time, permit the Collateral Agent and/or any representatives designated by the Collateral Agent (including any consultants, accountants and lawyers retained by the Collateral Agent) to visit the properties of the Loan Parties to conduct periodic commercial finance exams and inventory appraisals at the Borrower’s expense; provided, however, (A) only one such field examination and appraisal shall be permitted at the Borrower’s expense in any Fiscal Year if Excess Availability is at all times during such Fiscal Year greater than or equal to 12.5% of the Borrowing Base, (B) only two such field examinations and appraisals shall be permitted at the Borrower’s expense in any Fiscal Year if Excess Availability is less than 12.5% of the Borrowing Base at any time during such Fiscal Year, (C) no field examinations or appraisals shall be conducted so long as the Used Commitments are less than or equal to $15,000,000; (D) notwithstanding the limitations set forth in clauses (A) through (C), one additional field examination and appraisal shall be permitted in any Fiscal Year at the expense of the Collateral Agent and the Lender Parties so long as no Default or Event of Default has occurred and is continuing; and (E) notwithstanding the limitations set forth in clauses (A) through (D), additional field examinations and appraisals shall be permitted at the Borrower’s expense if a Default or Event of Default has occurred and is continuing, at the sole discretion of the Collateral Agent.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries (other than Foreign Subsidiaries) to keep, proper books of record and account, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries (other than Foreign Subsidiaries) to maintain and preserve, all of its properties that are used or useful in the conduct of and material to its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent the failure to do so could reasonably be expected not to have a Material Adverse Effect.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are no less favorable, in the aggregate, to the Parent or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, as determined by the board of directors of Parent, the Borrower or such Subsidiary in good faith; provided, the foregoing restriction shall not apply to (a) transactions between or among Loan Parties or transactions between or among Subsidiaries of the Parent that are not Loan Parties or transactions between a Loan Party and a Subsidiary that is not a Loan Party so long as either (x) the terms of such transaction are no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate or (y) such transaction is a Transfer permitted under Section 5.02(e)(ii) or 5.02(e)(xv); (b) Restricted Payments permitted to be made pursuant to Section 5.02(g), Investments permitted under Section 5.02(f) and permitted intercompany Debt and asset transfers; (c) reasonable and customary fees paid to and indemnification of members of the board of directors (or similar governing body) of Parent and its Subsidiaries; (d) compensation and indemnity arrangements and benefit plans for officers and other employees of the Parent and its Subsidiaries entered into or maintained or established in the ordinary course of business; (e) sales of Equity Interests of Parent to Affiliates of Loan Parties or contributions to the equity capital of Parent by any shareholder or any of its Affiliates not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith; (f) any transaction with an Affiliate where the only consideration paid is Equity Interests of Parent; (g) the transactions contemplated in connection with the Loan Documents and all related documents; (h) the existence of, and the performance by the Parent (or the Borrower on behalf of the Parent) and the Borrower of their respective obligations under any limited liability company, limited partnership or other constitutive document or security holders agreement (including any registration rights agreement or purchase agreement related thereto); any other agreement containing agreements among Parent and its Subsidiaries and their Affiliates that is in effect as of the Effective Date and has been disclosed to the Administrative Agent as of the Effective Date and similar agreements entered into after the Effective Date that (i) are not more adverse to the interest of the Lenders than those that exist as of the Effective Date taken as a whole, or (ii) which have been disclosed to and consented to by the Administrative Agent and the Required Lenders.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of a Triggering Event, Default, or Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries (other than Excluded Subsidiaries or a merger Subsidiary formed in connection with a Permitted Acquisition or Investment or other acquisition permitted hereunder but only so long as it has no material assets and such transaction has not been consummated) by any Loan Party or upon any Subsidiary (that is not a CFC or a Subsidiary of a CFC) of a Loan Party being designated as a Material Subsidiary or (z) the acquisition of any property by any Loan Party, that is of similar nature to the property of the Loan Parties that is subject to the Liens created by the Collateral Documents, in the judgment of the Collateral Agent, shall not already be subject to a perfected (subject to Permitted Liens and other Liens created or permitted by the Loan Documents) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense and subject to the terms of the Collateral Documents:

(i) in connection with the formation or acquisition by a Loan Party of a Subsidiary that is not an Excluded Subsidiary or a merger Subsidiary formed in connection with a Permitted Acquisition or Investment or other acquisition permitted hereunder (but only so long as it has no material assets and such transaction has not been consummated) or upon any Subsidiary (that is not a CFC) of a Loan Party being designated as a Material Subsidiary, within 60 days after such formation, acquisition or designation (or such later date as permitted by the Administrative Agent in its sole discretion), cause each such Subsidiary, and cause each direct and indirect parent (that is not a CFC) of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents; provided that any Subsidiary of a CFC shall not be required to execute such guaranty or guaranty supplement,

(ii) INTENTIONALLY OMITTED.

(iii) within 60 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Subsidiary (other than an Excluded Subsidiary or a merger Subsidiary formed in connection with a Permitted Acquisition or Investment or other acquisition permitted hereunder but only so long as it has no material assets and such transaction has not been consummated) or the designation of any Subsidiary (that is not a CFC or a Subsidiary of a CFC) of a Loan Party as a Material Subsidiary, duly execute and deliver and cause such Subsidiary to duly execute and deliver to the Collateral Agent security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all of the obligations of such Subsidiary under the Loan Documents,

(iv) within 60 days after such request, formation, acquisition or designation, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than an Excluded Subsidiary, a merger Subsidiary formed in connection with a Permitted Acquisition or Investment or other acquisition permitted hereunder (but only so long as it has no material assets and such transaction has not been consummated) or a Subsidiary that is a CFC) to take, all reasonable actions (including, without limitation, the filing of Uniform Commercial Code financing statements) as may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(v) within 60 days after such request, formation, acquisition or designation, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to such other matters as the Collateral Agent may reasonably request, and

(vi) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary to take, all such other action as the Collateral Agent may deem reasonably necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, security agreement supplements and security agreements.

Notwithstanding anything to the contrary contained in the foregoing, the Collateral Agent may in its discretion lengthen the foregoing time periods and otherwise modify (with the Borrower’s consent) the foregoing requirements to the extent it deems it reasonable and prudent to do so and may waive the foregoing requirements to the extent that the cost of obtaining a security interest in the foregoing Collateral is excessive (as reasonably determined by the Collateral Agent) in relation to the benefits to the Lender Parties.

(k) Further Assurances. (i) Promptly upon the reasonable request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any matter that the parties mutually agree is a material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any document or instrument supplemental to or confirmatory of the Collateral Documents as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than Unmatured Surviving Obligations), or any Lender Party shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Parent or any of its Subsidiaries (other than Foreign Subsidiaries) as debtor, or sign or suffer to exist, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to assign, any accounts or other right to receive income, except for Permitted Liens and Transfers permitted by Section 5.02(e).

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) (A) Capitalized Leases and (B) Debt secured by Liens described in clause (w) of the definition of “Permitted Liens” not to exceed in the aggregate $25,000,000 at any one time outstanding in the case of this clause (B);

(iii) any Existing Debt and any Debt extending the maturity of, or refunding, refinancing, renewing, replace or defeasing, in whole or in part, any Existing Debt and guarantees of the Existing Debt or the extension, refunding, refinancing, renewing, replacing or defeasance of such Existing Debt; provided that (A) the amount of such extending, refunding, refinancing , renewing, replace or defeasing Debt does not result in an increase in the aggregate principal or facility amount thereof (plus the amount of any premium paid in respect of such Debt in connection with any such extension, refunding, refinancing, renewing, replace or defeasing and plus the amount of reasonable expenses incurred by Parent and its Subsidiaries in connection therewith), (B) such Debt (if it is term debt) does not have a weighted average life to maturity that is less than the weighted average life to maturity of the Debt being extended, refunded, refinanced, renewed, replaced or defeased, (C) such Debt (if it is term debt) does not have a final maturity earlier than the final maturity of the Debt being extended, refunded, refinanced, renewed, replaced or defeased, (D) the direct and contingent obligors therefor shall not be changed (unless any contingent obligor is released), as a result of or in connection with such extension, refunding, refinancing, renewing, replacing or defeasance and (E) if the Debt being extended, refunded, refinanced, renewed, replaced or defeased is subordinate or junior to the Advances and any Guaranty thereof, then the Debt incurred to extend, refund or refinance such Debt shall be subordinate to the Advances and any Guaranty, as the case may be, at least to the same extent and in the same manner as the Debt being extended, refunded, refinanced, renewed, replaced or defeased;

(iv) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates, commodity prices or currency exchange rates incurred in the ordinary course of business and consistent with prudent business practice;

(v) Debt owed to the Borrower or a wholly owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) Subsidiary of the Borrower, which Debt shall be otherwise permitted under the provisions of Section 5.02(f);

(vi) To the extent it constitutes Debt, Debt incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with acquisitions permitted by Section 5.02(f) or Transfers permitted by Section 5.02(e); provided that, in respect of any Debt incurred hereunder pursuant to agreements providing for indemnification in connection with Transfers permitted by Section 5.02(e), such Debt shall not exceed the amount of net cash proceeds received from such Transfers;

(vii) Debt which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, completion guarantees, export or import indemnities, customs and revenue bonds or similar instruments, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed) or similar obligations incurred in the ordinary course of business;

(viii) Debt in an aggregate principal amount outstanding not to exceed the greater of (x) $300,000,000 or (y) an unlimited amount so long as the Leverage Ratio, as calculated on a pro forma basis after giving effect to the incurrence of such Debt, is less than or equal to 2.00:1.00, provided that if such Debt is secured, it shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to Collateral Agent between the holder of such security interest or Lien and Agent;

(ix) Debt of a Subsidiary outstanding on the date such Subsidiary was acquired by the Borrower or any of its Subsidiaries or assumed in connection with the acquisition of assets from a Person (other than Debt incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Borrower or was otherwise acquired by the Borrower) in an acquisition permitted by Section 5.02(f);

(x) Debt consisting of the deferred purchase price of acquisitions permitted under Section 5.02(f);

(xi) other unsecured Debt of the Borrower and its Subsidiaries in an unlimited amount so long as the Leverage Ratio, as calculated on a pro forma basis after giving effect to the incurrence of such Debt, is less than or equal to 4.00:1.00;

(xii) other Debt of the Borrower and its Subsidiaries that is subordinated to the Obligations under the Loan Documents on terms reasonably acceptable to the Administrative Agent;

(xiii) Guaranteed Debt of any Loan Party in respect of Debt otherwise permitted under or not prohibited by this Section 5.02;

(xiv) Debt arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(xv) Debt arising from the existing letters of credit so long as such existing letters of credit are secured by a letter of credit or cash collateral reasonably acceptable to Agents;

(xvi) Debt consisting of deferred purchase price or notes issued to officers, directors and employees to purchase equity interests (or options or warrants or similar instruments) of Parent (or any direct or indirect holding company of Parent) in an aggregate amount not to exceed $5,000,000 outstanding at any time; and

(xvii) Debt incurred in connection with the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof at any one time outstanding.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to conduct any business other than the businesses as carried on at the date hereof and other businesses substantially related, incidental thereto or complementary thereto, or are reasonable extensions thereof.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to do so, except that:

(i) any Subsidiary of the Borrower may merge into or consolidate or amalgamate with any other Subsidiary of the Borrower or with the Borrower; provided that, in the case of any such merger, consolidation or amalgamation, the Person formed by such merger, consolidation or amalgamation shall be a wholly owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) Subsidiary of the Borrower or the Borrower; and provided further that, in the case of any such merger, consolidation or amalgamation to which a Subsidiary Guarantor is a party, the Person formed by such merger, consolidation or amalgamation shall be a Subsidiary Guarantor or the Borrower;

(ii) as part of any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate or amalgamate with any other Person or permit any other Person to merge into or consolidate or amalgamate with it; provided that the Person surviving such merger, consolidation or amalgamation shall be a wholly owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) Subsidiary of the Borrower; and provided further that, in the case of any merger, consolidation or amalgamation to which a Subsidiary Guarantor is a party, the Person formed by such merger, consolidation or amalgamation shall be a Subsidiary Guarantor;

(iii) as part of any Transfer permitted under Section 5.02(e), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(iv) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

(e) Sales, Etc. of Assets. Sell, lease, transfer, assign, exchange, convey or otherwise dispose of (each a “Transfer”), or permit any of its Subsidiaries (other than Foreign Subsidiaries) to Transfer, any assets, except:

(i) (A) Transfers of Inventory (including unusable, excess, obsolete or slow-moving Inventory), delinquent accounts receivables and other capital assets in the ordinary course of its business (it being agreed that for purposes of this Agreement, Transfers of such assets from a Loan Party to a Foreign Subsidiary shall be deemed not in the ordinary course of business if the consideration for such Transfer is less than the selling Loan Party’s cost of the assets subject to such Transfer or the selling Loan Party does not receive payment for such Transfer within ten (10) days after the consummation thereof, and for the avoidance of doubt, any amounts owing by a Foreign Subsidiary to a Loan Party in connection with such Transfer described in this parenthetical may be evidenced by an intercompany balance or intercompany note and shall be permitted as a Permitted Investment so long as such Investment is otherwise in compliance with Section 5.03(f) hereof) and Transfers of accounts receivables in connection with the private label credit card programs in the ordinary course of business, (B) the granting of any option or other right to purchase, lease or otherwise acquire Inventory and delinquent accounts receivables in the ordinary course of its business; and (C) dispositions of cash and Cash Equivalents in the ordinary course of business;

(ii) (A) Transfers of assets among Loan Parties; (B) Transfers of assets among Subsidiaries that are not Loan Parties; (C) Transfers of assets from Subsidiaries that are not Loan Parties to Loan Parties; and (D) Transfers of assets from Loan Parties to Subsidiaries that are not Loan Parties in a transaction that would be permitted under clauses (i), (vii) or (x) of Section 5.02(f) if such Transfer had been a transaction involving cash; provided that, for purposes of determining the application of each of clauses (A) through (D) above in connection with any Transfer made in connection with reorganizing or restructuring of Subsidiaries, any Transfer or series of related Transfers between Loan Parties and/or Subsidiaries shall be deemed to be a Transfer solely between the initial and the ultimate holder of any such assets transferred without regard to any intermediate holder of such assets;

(iii) Transfers of unneeded, used, worn out, obsolete or damaged equipment and trade-ins and exchanges of equipment in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Loan Parties, no longer economically practicable or commercially desirable in the conduct of the business of the Loan Parties taken as a whole;

(iv) Transfers in connection with any transaction in which there is an Extraordinary Receipt;

(v) Transfers for fair value, the proceeds of which are less than $4,000,000 for any such single transaction and the proceeds of which when aggregated with all other such transactions during a fiscal year are less than $20,000,000;

(vi) Leases and subleases, licenses and sublicenses of real or personal property in the ordinary course of business;

(vii) Licensing of intellectual property on a non-exclusive basis or on an exclusive basis so long as such exclusive licensing is limited to geographic areas, particular fields of use, customized products for customers or limited time periods;

(viii) Any liquidation or dissolution of a Subsidiary so long as its immediate parent or a Loan Party becomes the owner of its assets;

(ix) Transfers of Inventory and other capital assets pursuant to franchise arrangements on terms substantially consistent with past practice;

(x) the Transaction as contemplated by the Loan Documents;

(xi) mergers, amalgamations, consolidations and dissolutions in compliance with Section 5.02(d);

(xii) Investments in compliance with Section 5.02(f);

(xiii) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof;

(xiv) Permitted Liens; and

(xv) Transfers of Inventory and other capital assets from a Loan Party to a Foreign Subsidiary not in the ordinary course of business; provided that, with respect to each Transfer made pursuant to this clause (xv), immediately before and immediately after giving effect to the making of such Transfer, no Specified Default or Event of Default shall have occurred and be continuing and Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) shall be projected to equal or exceed 30% of the Aggregate Commitments for the 6 month period following the making of such Transfer (calculated on a pro forma basis after giving effect to such Transfer), and for the avoidance of doubt, any amounts owing by a Foreign Subsidiary to a Loan Party in connection with a Transfer described in this clause (xv) may be evidenced by an intercompany balance or intercompany note and shall be permitted as a Permitted Investment so long as such Investment is otherwise in compliance with Section 5.03(f) hereof. Any assets transferred to a Foreign Subsidiary not in compliance with this clause (xv) are expressly transferred subject to the continuing Lien of the Collateral Agent and are not transferred free and clear of such Lien.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to make or hold, any Investment in any Person, except (each of the following a “Permitted Investment” and collectively, the “Permitted Investments”):

(i) (A) Investments by the Parent and its Subsidiaries in their Subsidiaries outstanding on the date hereof, (B) additional Investments by the Parent and its Subsidiaries in Loan Parties, (C) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (D) additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties (including Subsidiaries that are Excluded Subsidiaries) in an aggregate amount invested from the Effective Date not to exceed $35,000,000 at any time outstanding;

(ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(iii) loans to directors, officers and employees to purchase Equity Interests of Parent (or any direct or indirect holding company of Parent);

(iv) Investments by the Borrower and its Subsidiaries in bank deposits in the ordinary course of business or Cash Equivalents;

(v) Investments existing on the date hereof and described on Schedule 5.02(f);

(vi) Investments in Hedge Agreements permitted under Section 5.02(b)(iv);

(vii) the purchase or other acquisition of all or substantially all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Borrower or one or more of its wholly-owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) Subsidiaries of all or substantially all of the property and assets of any Person (collectively, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):

(A) the Loan Parties and any such newly created or acquired domestic Subsidiary shall comply with the requirements of Section 5.01(j);

(B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be permitted by Section 5.02(c);

(C) [reserved];

(D) immediately before and immediately after giving effect to any such purchase or other acquisition, no Specified Default or Event of Default shall have occurred and be continuing;

(E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied in all material respects on or prior to the consummation of such purchase or other acquisition;

(F) immediately after giving effect to such purchase or other acquisition, the Parent and its Subsidiaries shall have a Fixed Charge Coverage Ratio equal to at least 1.0:1.0 for the 6 month period immediately prior to such acquisition (calculated on a pro forma basis after giving effect to such purchase or other acquisition); provided, that compliance with the condition specified in this clause (F) and the following clause (G) shall not be required with respect to any Permitted Acquisition if Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) shall be projected to be not less than twenty (20%) percent of the Borrowing Base for the 6 month period following the consummation of such Permitted Acquisition (calculated on a pro forma basis after giving effect to the making of such Permitted Acquisition); and

(G) Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) shall be projected to be not less than twelve and one-half (12.5%) percent of the Borrowing Base for the 6 month period following such purchase or other acquisition (calculated on a pro forma basis after giving effect to such purchase or other acquisition);

(viii) Investments (A) received in satisfaction or partial satisfaction of accounts from financially troubled Account Debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) and (B) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

(ix) guaranties in the ordinary course of business of obligations owed to or of landlords, suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries or otherwise permitted hereunder;

(x) other Investments (other than the purchase or other acquisition of all or substantially all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) directly by the Borrower or one or more of its wholly owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Borrower or one or more of its wholly-owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) Subsidiaries of all or substantially all of the property and assets of any Person); provided that, with respect to each

Investment made pursuant to this clause (x), immediately before and immediately after giving effect to the making of such Investment, no Specified Default or Event of Default shall have occurred and be continuing and either,

(A) Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) shall be projected to equal or exceed twenty percent (20%) of the Borrowing Base for the 6 month period following the making of such Investment (calculated on a pro forma basis after giving effect to such Investment); or

(B) (1) Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) shall be projected to equal or exceed twelve and one-half percent (12.5%) of the Borrowing Base for the 6 month period following the making of such Investment (calculated on a pro forma after giving effect to such Investment), and (2) immediately after giving effect to the making of such Investment, the Parent and its Subsidiaries shall have a Fixed Charge Coverage Ratio equal to at least 1.0:1.0 for the 6 month period immediately prior to the making of such Investment (calculated on a pro forma basis after giving effect to the making of such Investment);

(xi) the Loan Parties and their Subsidiaries may (A) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (B) invest in, acquire and hold cash and Cash Equivalents, (C) endorse negotiable instruments held for collection in the ordinary course of business or (D) make lease, utility and other similar deposits in the ordinary course of business;

(xii) the Loan Parties and their Subsidiaries may sell or transfer amounts and acquire assets to the extent permitted by Section 5.02(e); and

(xiii) any Loan Party and its Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments already made.

For purposes of determining compliance with the provisions of this Section 5.02(f), Investments made by a Loan Party or any of its Subsidiaries (the “investor”) in any Subsidiary that are effected pursuant to one or more Investments made contemporaneously or in prompt succession by the investor and/or any of its Subsidiaries shall be deemed one Investment by the investor.

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to Parent’s stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to do any of the foregoing, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower (any of the foregoing, a “Restricted Payment”), except that:

(i) the Parent may (A) declare and pay dividends and distributions payable only in Equity Interests of the Parent and (B) purchase, redeem, retire, defease or otherwise acquire Equity Interests with the proceeds received contemporaneously from the issuance of Equity Interests with equal or inferior voting powers, designations, preferences and rights, so long as no Event of Default shall have occurred and be continuing at the time of such purchase, redemption, retirement, defeasance or acquisition or would result therefrom;

(ii) [reserved];

(iii) any Subsidiary of the Borrower may declare and pay dividends or other distributions to the Borrower or to any Loan Party of which it is a Subsidiary;

(iv) the Loan Parties may acquire Equity Interests of the Borrower or the Parent (or any direct or indirect holding company of the Parent) or any other Loan Party in connection with the exercise of stock options (or the equivalent with respect to membership interests) or stock appreciation rights (or the equivalent with respect to membership interests) by way of cashless exercise or in connection with the satisfaction of withholding tax obligations so long as no Event of Default shall have occurred and be continuing at the time of the acquisition of such Equity Interests or would result therefrom;

(v) the Loan Parties may purchase, redeem or acquire fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(vi) the Parent may convert convertible securities and make cash payments in lieu of fractional shares in connection with any such conversion;

(vii) in connection with any acquisition permitted by Section 5.02(f) and so long as no Event of Default shall have occurred and be continuing at the time of such acquisition or would result therefrom, the Parent or any Subsidiary may (A) receive or accept the return to the Parent or any of its Subsidiaries of Equity Interests constituting a portion of the purchase price consideration in settlement of indemnification claims or (B) make payments or distributions to dissenting stockholders pursuant to applicable law;

(viii) the Loan Parties may make Permitted Distributions;

(ix) so long as no Specified Default, Event of Default or Triggering Event shall have occurred and be continuing at such time or would result therefrom, payments to the Parent (and, if applicable, payments by the Parent to its direct or indirect holding companies) to permit the Parent (or such holding company), and the subsequent use of such payments by Parent (or such holding company), to repurchase or redeem Qualified Capital Stock of Parent (or such holding company) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Loan Party, upon their death, disability, retirement, severance or termination of employment or service, or to make payments on Indebtedness issued to buy such Qualified Capital Stock or pursuant to and in accordance with stock option plans or other benefit plans; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (x) net cash proceeds from issuances of Equity Interests plus (y) $10,000,000 (and up to 100% of such amount not used in any fiscal year may be carried forward to the two next succeeding (but no other) fiscal years) plus (z) the amount of any net cash proceeds received by or contributed to Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Parent to officers, directors or employees of any Loan Party that have not been used to make any repurchases, redemptions or payments under this clause (ix); and

(x) so long as no Specified Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, the Loan Parties may make additional Restricted Payments to their respective shareholders, provided that, with respect to each Restricted Payment made pursuant to this clause (x), either

(A) Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) shall be projected to be not less than 12.5% of the Borrowing Base for the 6 month period following the making of such Restricted Payment (calculated on a pro forma basis after giving effect to the making of such Restricted Payment), and immediately after giving effect to the making of such Restricted Payment, the Parent and its Subsidiaries shall have a Fixed Charge Coverage Ratio equal to at least 1.0:1.0 for the 6 month period immediately prior to the making of such Restricted Payment (calculated on a pro forma basis after giving effect to the making of such Restricted Payment); or

(B) Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) shall be projected to be not less than 25% of the Borrowing Base for the 6 month period following the making of such Restricted Payment (calculated on a pro forma basis after giving effect to the making of such Restricted Payment).

(h) Amendments of Constitutive Documents. Other than in respect of the limited liability company agreements set forth on Schedule 5.02(h), amend, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to amend, its certificate of incorporation or bylaws or other constitutive documents in a manner materially adverse to the Lenders. Nothing contained in this Section 5.02(h) shall be deemed to prohibit any Subsidiary or the parent entity of such Subsidiary from reorganizing or changing the entity form of such Subsidiary upon prior notice to the Administrative Agent and provided that such reorganization or change is not materially adverse to the Lenders (it being understood that any reorganization or change into a limited partnership or a limited liability company by any Subsidiary or the parent entity of such Subsidiary shall not be deemed to be materially adverse to the Lenders).

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to make or permit, any change in Fiscal Year.

(j) Prepayments, Etc., of Debt. (i) Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, in each case in violation of any subordination terms of, any Subordinated Debt, except any repayment of Debt by the Loan Parties so long as (x) no Specified Default or Event of Default has occurred or would occur in connection with such repayment and (y) the Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) for the subsequent six months is not projected to be less than 12.5% of the Borrowing Base (calculated on a pro forma basis both immediately before and immediately after giving effect to such repayment); (ii) amend, modify or change in any manner materially adverse to the Lenders any term or condition of any

Subordinated Debt, unless permitted by the subordination provisions thereof, or (iii) permit any of its Subsidiaries (other than Foreign Subsidiaries) to do any of the foregoing other than to prepay any Debt permitted to be incurred hereunder payable to the Borrower or another Subsidiary.

(k) Reserved.

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries (other than Foreign Subsidiaries) to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets securing the Obligations under the Loan Documents, except (i) prohibitions or conditions under (A) any purchase money Debt permitted by Section 5.02(b)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt (together with any accessions and additions thereto and the proceeds thereof), (B) any Existing Debt or other Debt permitted by Section 5.02(b)(iii) or (C) any Capitalized Lease permitted by Section 5.02(b)(ii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto (together with any accessions and additions thereto and the proceeds thereof); (ii) customary restrictions and conditions relating to (A) specific property to be sold pursuant to an executed agreement with respect to a permitted Transfer permitted under this agreement, including under Section 5.02(d) or (e) or (B) the sale of any property pending the consummation of such sale under stock sale agreements, joint venture agreements, sale/leaseback agreements, purchase agreements, or acquisition agreements (including by way of merger, acquisition or consolidation), entered into by Parent or any Subsidiary solely to the extent pending the consummation of such transaction; (iii) restrictions by reason of customary provisions restricting Liens, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (iv) restrictions and conditions applicable to any Subsidiary acquired after the date hereof if such restrictions and conditions existed at the time such Subsidiary was acquired, were not created in anticipation of such acquisition and apply solely to such acquired Subsidiary; (v) restrictions disclosed in Schedule 5.02(l); (vi) covenants in documents creating Liens permitted by Section 5.02(a) prohibiting further Liens on the properties encumbered thereby; (vii) prohibitions or limitations that exist in any agreement governing Debt permitted by Section 5.02(b)(viii), (xii), (xi) (xv), provided that such prohibition or limitation is not more restrictive in any material respect than those contained in the Loan Documents; (viii) restrictions or limitations imposed by any amendments, refinancings, refundings, renewals, replacements or defeasance that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (ii), provided that such amendments, refinancings, refundings, renewals, replacements or defeasance are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment, refinancing, refunding, renewal, replacement or defeasance; (ix) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations; or (x) any prohibition or limitation that exists pursuant to applicable requirements of law.

SECTION 5.03. Reporting Requirements So long as any Advance or any other Obligation (other than Unmatured Surviving Obligations) of any Loan Party under any Loan

Document shall remain unpaid, or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent:

(a) Default Notice. Within five (5) Business Days after the occurrence of each Default or any event, development or occurrence that has resulted in a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials.

(i) With respect to Express, Inc., within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for Express, Inc., as of the end of such Fiscal Year and a Consolidated balance sheet, statement of income, and a statement of cash flows of Express, Inc. for such Fiscal Year, in each case accompanied by an opinion as to such audit report of any of the “Big 4” accounting firms or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, which opinion shall not have any “going concern” qualification, except to the extent that such a “going concern” qualification relates to the report and opinion accompanying the financial statements for the Fiscal Year immediately prior to the stated final maturity date of the Advances and which qualification or statement is solely a consequence of such impending stated final maturity date under this Agreement; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide a reconciliation of such financial statements to former GAAP.

(ii) Incidental to the delivery of the reporting required in subparagraph (b)(i) above, within 120 days after the end of each Fiscal Year, derivative reconciliations with respect to the Parent and its Subsidiaries (other than the Foreign Subsidiaries) (in the form delivered prior to April 13, 2015 or another form reasonably satisfactory to the Administrative Agent) as of the end of such Fiscal Year, covering balance sheets, statements of income, and statements of cash flows, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with (x) a certificate on behalf of the Parent signed by a Responsible Officer of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto, and (y) a schedule prepared by a Responsible Officer of the Parent in form satisfactory to the Administrative Agent of the computations used by the Parent in determining a pro forma calculation of the Leverage Ratio.

(c) Quarterly Financials. Within 60 days after the end of each of the first three Fiscal Quarters:

(i) With respect to Express, Inc., (x) a Consolidated balance sheet as of the end of such quarter, (y) a Consolidated statement of income for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and (z) a Consolidated statement of income and a Consolidated statement of cash flows for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes).

(ii) Incidental to the delivery of the reporting required in subparagraph (c)(i) above, derivative reconciliations with respect to the Parent and its Subsidiaries (other than the Foreign Subsidiaries) (in the form delivered prior to April 13, 2015 or another form reasonably satisfactory to the Administrative Agent), (x) balance sheets of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) as of the end of such quarter, (y) statements of income of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter, and (z) statements of income and statements of cash flows of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with (x) a certificate on behalf of Parent signed by a Responsible Officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (y) a schedule prepared by a responsible Officer of the Parent in form satisfactory to the Administrative Agent of the computations used by the Parent in determining a pro forma calculation of the Leverage Ratio.

(d) Annual Forecasts. No later than 45 days after the end of each Fiscal Year of Express, Inc., internally prepared forecasts in form reasonably satisfactory to the Administrative Agent, including Consolidated balance sheets, income statements, and cash flow statements, as supplemented with certain consolidating information and other relevant detail and information as the Administrative Agent may request, in each case with respect to Express, Inc. and its Subsidiaries on a quarterly basis for the Fiscal Year following such Fiscal Year.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(g).

(f) Securities Reports. Promptly after the sending or filing thereof copies of all material regular, periodic and special reports, and all material registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

(g) Monthly Financials. From and after any date on which Excess Availability is less than (i) $30,000,000 for five (5) consecutive Business Days or (ii) ten percent (10%) of the Loan Cap at any time, and until the date that Excess Availability has equaled or exceed $30,000,000 for 90 consecutive days, within 30 days after the end of each month a Consolidated balance sheet of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) (in the form delivered prior to April 13, 2015 or another form reasonably satisfactory to the Administrative Agent) as of the end of such month and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) (in the form delivered prior to April 13, 2015 or another form reasonably satisfactory to the Administrative Agent) for the period commencing at the end of the previous month and ending with the end of such month, and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) (in the form delivered prior to April 13, 2015 or another form reasonably satisfactory to the Administrative Agent) for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with a certificate on behalf of the Parent signed by a Responsible Officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto.

(h) Other Notices.

(i) Within three Business Days after any Loan Party incurs any Debt for Borrowed Money in an amount in excess of $10,000,000, issues any Equity Interest outside of the ordinary course of business with a value in excess of $10,000,000, or Transfers any Collateral outside of the ordinary course of business that is not included in the Borrowing Base with an aggregate value in excess of $10,000,000, use commercially reasonable efforts to endeavor to give prompt written notice to the Administrative Agent (it being agreed that the failure to give such notice, would not, in itself constitute a Default or Event of Default) of such incurrence, issuance or Transfer.

(ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly upon request by the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(i) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries) with any Environmental Law or Environmental Permit, in each case, that could reasonably be expected to have a Material Adverse Effect.

(j) INTENTIONALLY OMITTED.

(k) INTENTIONALLY OMITTED.

(l) Other Information. Such other information respecting the business, financial condition, operations of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request, including, without limitation, if applicable, financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of financial ratios or requirements made before and after giving effect to any changes in GAAP. Notwithstanding anything to the contrary in this Agreement, none of the Parent, the Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is confidential or is subject to attorney-client or similar privilege or constitutes attorney work product.

(m) Borrowing Base Certificates, Etc. (i) (A) So long as no Specified Default or Event of Default has occurred and is continuing and the aggregate Used Commitments do not exceed $10,000,000, Borrowing Base Certificates will be completed as of the last day of the Fiscal Quarter and delivered within fifteen (15) Business Days thereafter; (B) so long as no Specified Default or Event of Default has occurred and is continuing, if the aggregate Used Commitments are at any time greater than $10,000,000, Borrowing Base Certificates will be completed as of the last day of the fiscal month and delivered within fifteen (15) Business Days thereafter; (C) so long as no Specified Default or Event of Default has occurred and is continuing, if Excess Availability is less than fifteen (15%) percent of the Borrowing Base at any time, Borrowing Base Certificates will be delivered weekly, completed as of each Saturday and delivered five (5) Business Days after each Saturday; (D) so long as a Specified Default or Event of Default has occurred and is continuing, an updated Borrowing Base Certificate will be delivered within one (1) Business Days following such request; and (E) notwithstanding the foregoing, updated Borrowing Base Certificates (based upon the most recent month-end information and other estimates reasonably believed to be true and correct at the time furnished) will be required within five (5) Business Days following a Transfer, not in the ordinary course of business, of any Eligible Inventory, Eligible Credit Card Receivables or Borrowing Base Eligible Cash Collateral (or any combination thereof) with an aggregate value in excess of $5,000,000 since the last Borrowing Base Certificate was delivered; provided that the Borrower may, from time to time, deliver Borrowing Base Certificates more frequently than as required pursuant to this Section 5.03(m) in its sole discretion.

(ii) The Borrowing Base Certificates referred to in clause (i) above shall be delivered with the supporting documentation set forth on Schedule 5.03(m), to the extent required to be delivered at such time.

Documents required to be delivered (i) pursuant to Section 5.03(a) through 5.03(m) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are sent via e-mail to the Administrative Agent for posting on the Borrower’s behalf on Syndtrak, IntraLinks/IntraAgency or another relevant website, if any, established on its behalf by the Administrative Agent and to which each Lender and the Administrative Agent have access or on which any Borrower has posted such documents on its own website to which each Lender and the Administrative Agent have access and notified the Administrative Agent of such posting and (ii) pursuant to Section 5.03(b) and (c) may be delivered by filing such documents with public availability on the SEC’s Electronic Data Gathering and Retrieval System and providing the Administrative Agent and the Lenders with a notice of such filing. Notwithstanding anything contained herein, at the reasonable written request of the Administrative Agent, the Borrower shall thereafter promptly be required to provide paper copies of any documents required to be delivered pursuant to Section 5.03, or with respect to items delivered pursuant to clause (ii) of the immediately preceding sentence, by electronic mail electronic versions (i.e., soft copies, or links to access such documents) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. If the delivery of any of the foregoing documents required under this Section 5.03 shall fall on a day that is not a Business Day, such deliverable shall be due on the next succeeding Business Day.

SECTION 5.04. Holding Company Status of Parent. Parent shall not engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower and Express Finance Corp., (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as parent of the consolidated group of companies including the Loan Parties, (d) the performance of obligations under the Loan Documents to which it is a party, (e) making or receiving any Restricted Payment permitted under Section 5.02(g) and (e) activities incidental to the businesses or activities described in the foregoing clauses (a) through (e).

SECTION 5.05. Financial Covenant. (a) In the event that, at any time, the Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) as of such date (after giving effect to the funding of all Revolving Credit Advances and the issuance of all Letter of Credit Advances to be funded or issued as of such date) is less than 10% of the Borrowing Base, then the Borrower shall be required to maintain, as of the last day of any Measurement Period, a Fixed Charge Coverage Ratio of at least 1.0:1.0 until Excess Availability plus Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral) shall be greater than 10% of the Borrowing Base for a period of fifteen (15) consecutive days.

(b) For purposes of determining compliance with the foregoing clause (a), any equity investment made directly or indirectly to the Borrower after the Effective Date and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for a Fiscal Quarter shall, at the request of the Borrower and in the event that the proceeds thereof have been contributed directly or indirectly to the Borrower as common equity, Permitted Preferred Stock or other equity on terms and conditions reasonably acceptable to the Administrative Agent, be included in the calculation of EBITDA for the purpose of determining compliance with such covenant at the end of such Fiscal Quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (i) in each four consecutive Fiscal Quarter period there shall be at least one Fiscal Quarter in which no Specified Equity Contribution is made and (ii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Fixed Charge Coverage Ratio.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance or any fee within five Business Days after the same shall become due and payable, or any Loan Party shall fail to make any other payment under any Loan Document within thirty days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect (or, in the case of any representation or warranty qualified by materiality in the text thereof, in any respect) when made, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall prove to have been incorrect in any material respect (or, in the case of any representation or warranty qualified by materiality in the text thereof, in any respect) as of such earlier date; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 2.14, 5.01(e) (as to preservation of existence only), (f), (i) or (o), 5.02, or 5.03(a), (b), (c), (d), (e), (f), (g), (h) or (m), (with a five (5) Business Day grace period from the earlier of the date on which (i) any Responsible Officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party); or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied or shall not be waived for a period of 30 days after the earlier of the date on which (i) any Responsible Officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e) (i) any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries) shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $25,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (other than Foreign Subsidiaries) (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after all applicable grace and notice periods have expired, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after all applicable grace and notice periods have expired, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or (iii) any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or mandatory prepayments), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that this clause (e)(iii) shall not apply to secured Debt that becomes due as a result of the voluntary Transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Debt, if such Transfer is not prohibited hereunder and under the documents providing for such Debt; provided, further, that an Event of Default under this clause (e) shall continue only so long as the applicable event or condition constituting such Event of Default is unremedied and is not waived or rescinded by the holders of such Debt; or

(f) the Parent, the Borrower or any Significant Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Material Subsidiaries (other than Foreign Subsidiaries) seeking to adjudicate it as bankrupt or insolvent, or, except as otherwise permitted under Sections 5.02(d)(iv) or 5.02(e)(viii), seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Material Subsidiaries (other than Foreign Subsidiaries) shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25,000,000 (to the extent not reasonably expected to be adequately covered by (i) insurance in respect of which a solvent and unaffiliated insurance company has acknowledged coverage or (ii) a third party indemnification agreement under which the indemnifying party has accepted responsibility and would reasonably be expected to remain solvent after satisfying such indemnification obligations) shall be rendered against any Loan Party or any of its Subsidiaries (other than Foreign Subsidiaries) and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order (and such proceedings shall not have been stayed) or (B) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(i) any Collateral Document or financing statement after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (except to the extent of Permitted Liens and other Liens created or as otherwise permitted or provided for by the Loan Documents) lien on and security interest in a material portion of the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the acts or omissions of the Administrative Agent or the Collateral Agent; or

(j) a Change of Control shall occur; or

(k) any ERISA Event shall have occurred with respect to a Plan that, when taken and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $25,000,000; or

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $3,000,000 per annum; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $25,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances terminated (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(d) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(d) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default.

If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Borrower shall be obligated to pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time during the occurrence and continuance of an Event of Default the Administrative Agent or the Collateral Agent determines that any funds held in the Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action.

(a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties under the Loan Documents), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

(b) In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon the reasonable request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

(d) Notwithstanding anything contained in this Agreement to the contrary, the Syndication Agent is named as such for recognition purposes only and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the Transaction. Without limitation of the foregoing, the Syndication Agent shall not, solely by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 7.02. Agents’ Reliance, Etc.

(a) Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents or for the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

(b) The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that none of the Agents shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(c) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, each Agent may presume that such condition is satisfactory to such Lender Party unless such Agent shall have received written notice to the contrary from such Lender Party prior to the making of such Loan or the issuance of such Letter of Credit.

(e) No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default or Event of Default is given to such Agent by the Loan Parties or a Lender Party. Upon the occurrence of a Default, the Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default as they shall deem advisable in the best interest of the Secured Parties. In no event shall any Agent be required to comply with any such directions to the extent that such Agent believes that its compliance with such directions would be unlawful.

SECTION 7.03. WFB and Affiliates. With respect to its Commitments, the Advances made by it and any Notes issued to it, WFB shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include WFB in its individual capacity. WFB and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if WFB were not an Agent and without any duty to account therefor to the Lender Parties. WFB shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 7.05, each Lender Party’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party’s, (ii) such Lender Party’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) such Lender Party’s Unused Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Commitments. The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until (x) it has also been replaced as Collateral Agent, Swing Line Bank and Issuing Bank and released from all of its obligations in respect thereof and (y) WFB’s Commitment has been terminated, reduced or assigned to other Lenders after the Effective Date on terms satisfactory to it. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000; provided that, if, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, subject to this Section 7.06, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Reserved.

SECTION 7.08. Collateral and Guaranty Matters.

The Secured Parties irrevocably authorize each Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by such Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than Unmatured Surviving Obligations) and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is disposed of or sold or to be disposed of or sold as part of or in connection with any disposition or sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 9.01;

(b) to subordinate any Lien on any property granted to or held by such Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (w) of the definition of Permitted Liens;

(c) to release any Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(d) to release any Guarantor from its obligations under the Subsidiary Guaranty if in the case of any Subsidiary, such Person becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder.

Upon request by any Agent at any time, the Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 7.08. In each case as specified in this Section 7.08, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 7.08.

SECTION 7.09. Notice of Transfer.

The Agent may deem and treat a Lender Party party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

SECTION 7.10. Reports and Financial Statements.

By signing this Agreement, each Lender Party:

(a) agrees to furnish the Administrative Agent (at such frequency as the Administrative Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender Party. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender Party on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;

(b) is deemed to have requested that the Administrative Agent furnish such Lender Party, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Advances that the indemnifying Lender Party has made or may make to the Borrower, or the indemnifying Lender Party’s participation in, or the indemnifying Lender’s purchase of, an Advance; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender Party preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender Party preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 7.11. Agency for Perfection.

Each Lender Party hereby appoints each other Lender Party as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lender Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender Party (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents, any Secured Hedge Agreement, any Secured Bank Product Agreement, or any Secured Cash Management Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”; provided that the Guaranteed Obligations shall not include any Excluded Swap Obligations), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent, any other Lender Party, any Hedge Bank, any provider of Bank Products, or any Cash Management Bank in enforcing any rights under, as applicable, this Guaranty, any other Loan Document, any Secured Hedge Agreement, Secured Bank Product Agreement, or any Secured Cash Management Agreement. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party or any Hedge Bank or any Cash Management Bank under or in respect of, as applicable, the Loan Documents or any Secured Hedge Agreement, Secured Bank Product Agreement, or any Secured Cash Management Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties or Hedge Banks or any Cash Management Bank under or in respect of, as applicable, the Loan Documents or any Secured Hedge Agreement, Secured Bank Product Agreement, or any Secured Cash Management Agreement.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents or any Secured Hedge Agreement, Secured Bank Product Agreement, or any Secured Cash Management Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of, as applicable, any Lender Party or any Hedge Bank with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents or any Secured Hedge Agreement or any Secured Bank Product Agreement or any Secured Cash Management Agreement, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any Secured Hedge Agreement or any Secured Bank Product Agreement or any Secured Cash Management Agreement or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents or any Secured Hedge Agreement or any Secured Bank Product Agreement or any Secured Cash Management Agreement in accordance with their respective terms, or any other amendment or waiver of or any consent to departure from any Loan Document or any Secured Hedge Agreement or any Secured Bank Product Agreement or any Secured Cash Management Agreement in accordance with their respective terms, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty in accordance with its terms, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or under any Secured Hedge Agreement or under any Secured Bank Product Agreement or under any Secured Cash Management Agreement or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, except payment in full.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and, except for those notices specified under this Agreement, any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents or any Secured Hedge Agreement and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document or any Secured Hedge Agreement or any Secured Bank Product Agreement or any Secured Cash Management Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements and all Secured Bank Product Agreements and all Secured Cash Management Agreements shall have expired or been terminated (or the Letters of Credit shall have been cash collateralized or any other back-stop thereof shall have occurred) and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit (or cash collateralization thereof or other back-stop thereof, as applicable) and all Secured Hedge Agreements and all Secured Bank Product Agreements and Secured Cash Management Agreements, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents or any Secured Hedge Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated (or, in the case of the Letters of Credit, shall have been cash collateralized or any other back-stop thereof shall have occurred), the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit D hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document or any Secured Hedge Agreement to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document or any Secured Hedge Agreement or any Secured Bank Product Agreement or Secured Cash Management Agreement to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 8.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations (other than Unmatured Surviving Obligations) and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit (or cash collateralization thereof or other back-stop thereof), (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns that are permitted under Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. Except as provided in Section 2.18 with respect to any Additional Revolving Credit Commitment Amendment, no amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (except as provided in Section 5.01(k)(i), which may be performed by the Administrative Agent, and except that only the consent of the Administrative Agent and the Issuing Bank shall be required to increase the Letter of Credit Sublimit to an amount not in excess of $50,000,000), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties

(other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) on or prior to the Effective Date, waive any of the conditions specified in Section 3.01 or Section 3.02,

(ii) amend the definition of “Required Lenders”, “Supermajority Lenders”, or “Pro Rata Share” or any other provision hereof that would change the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(iii) except to the extent that it would constitute a Transfer permitted under Section 5.02(e), release one or more Significant Guarantors (or otherwise limit such Significant Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties, except as a transfer or dissolution would be permitted under Section 5.02(d),

(iv) (A) release all or substantially all of the Collateral in any transaction or series of related transactions or (B) contractually subordinate any of the Collateral Agent’s Liens, or

(v) amend this Section 9.01,

(b) no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Lenders:

(i) change the definition of “Excess Availability” or “Borrowing Base” or any component definition of any such terms if, as a result thereof, the amounts available to be borrowed by the Borrower would be increased, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves pursuant hereto,

(ii) increase either (A) the Credit Card Advance Rate or the Inventory Advance Rate or (B) the percentage of the Borrowing Base permitted to be composed of Borrowing Base Eligible Cash Collateral, if, as a result thereof, the amount available to be borrowed by the Borrower would be increased, and

(c) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender Party specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender Party without the consent of such Lender Party,

(ii) reduce the principal of, or stated rate of interest (other than Default Rate) on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party (other than in accordance with the terms hereof) without the consent of such Lender Party, or

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.07 or any date fixed for any payment of fees hereunder in each case payable to a Lender Party without the consent of such Lender Party;

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at One Express Drive, Columbus, OH 43230, Attention: Paul Dascoli, Chief Financial Officer; Telecopy: (614) 415-4858, E-mail Address: pdascoli@express.com; with a copy to: Kirkland & Ellis LLP, 555 California Street, Suite 2700, San Francisco, CA 94104, Telecopy: (415) 439-1500, Attention: Sonali Jindal, E-mail Address: sjindal@kirkland.com; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender Party; if to the Administrative Agent and to the Collateral Agent, to Wells Fargo Bank, National Association, at its address at One Boston Place, 18th Floor, Boston, MA 02108, Attention: Connie Liu, Director, Telecopy: (866) 303-3944, E-mail Address: connie.liu@wellsfargo.com, with a copy to Riemer & Braunstein LLP, Three Center Plaza, 6th Floor, Boston, MA 02108, Attention: Donald E. Rothman, Telecopy: (617) 692-3556, E-mail Address: drothman@riemerlaw.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective upon receipt. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a Conversion of an existing, Borrowing (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY,

INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay promptly after demand after the occurrence and during the continuance of a Triggering Event, Default or Event of Default or otherwise, within 30 days of demand (i) all reasonable, documented and out-of-pocket costs and expenses of each Agent and the Lead Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) in connection with the “work-out” or restructuring of the obligations and (C) the reasonable fees and expenses of one counsel (together with one local or foreign counsel in each relevant jurisdiction) representing both the Administrative Agent and the Lead Arranger with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Event of Default or any events or circumstances that may give rise to an Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (ii) all reasonable, documented and out-of-pocket costs and expenses of the Administrative Agent, the Lead Arranger and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of one counsel for the Administrative Agent and each Lender Party with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, the Lead Arranger, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct or that of its affiliates, directors, officers, employees, advisors or agents or any material violation by any such Indemnified Party of the Loan Documents; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to a single special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnified Parties (which shall be selected by the Administrative Agent) unless, in the reasonable opinion of the Administrative Agent, representation of all such Indemnified Parties would be inappropriate due to existence of an actual or potential conflict of interest. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto. The Borrower also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(a)(i) or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of a Eurodollar Rate Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any undisputed costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Loan Parties contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 2.10, 2.12 and 9.04 and Article VII shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations that may thereafter arise under Section 9.04.

SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this

Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the applicable Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes (if any).

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice. This Section 9.07(d) shall be construed so that the Facilities are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations.

(e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Assumption and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A hereto. Notwithstanding anything contained herein to the contrary, Notes shall not be required in respect of the Letter of Credit Facility.

(f) The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letters of Credit (or the right to issue subsequent Letters of Credit) at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment.

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the

Guaranties. Each Lender Party that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Sections 163(f), 871(h)(2) and 881(e)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 or 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or by electronic file of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party or (e) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document; provided that, in the case of disclosure under clause (b), unless specifically prohibited by law or court order, each Agent and each Lender Party shall make reasonable efforts to notify the Borrower of any such requirement for disclosure prior to the disclosure of such Confidential Information; or (f) to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to Obligations of the Borrower hereunder; provided that such counterparty (or such counterparty’s professional advisor) shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it in connection with such credit derivative transaction.

SECTION 9.11. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents and, in the case of any sale or dissolution of any Guarantor (to the extent permitted by the Loan Documents), a release of such Guarantor from the Guaranty.

SECTION 9.12. Replacement of Holdout Lender. (a)(i) If any action to be taken by the Lender Parties or any Agent hereunder requires the unanimous consent, authorization, or agreement of all Lender Parties and the consent of the Required Lenders is obtained but a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement or (ii) if at any time any Lender becomes a Defaulting Lender or becomes insolvent or (iii) if at any time the Borrower becomes obligated to pay additional payments described in Section 2.10 and 2.12(a) to a Lender, in each case, then the Administrative Agent or the Borrower, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, Defaulting Lender or other Lender, as the case may be, may permanently replace the Holdout Lender, Defaulting Lender or other Lender, as the case may be, with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, and each Replacement Lender shall execute and deliver an Assignment and Assumption, subject only to the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, being repaid its share of the outstanding Obligations under the Loan Documents (other than any Other Liabilities, but including (1) all accrued but unpaid interest, fees (except any amounts, including commitment fees or Letter of Credit Fees, not due to such Defaulting Lender in accordance with the terms of this Agreement, after subtracting all amounts such Lender owes to the Loan Parties), and other amounts that may be due and payable in respect thereof, and (2) an assumption of such Lender’s participation, if such Lender is a Revolving Credit Lender, in all Letters of Credit outstanding hereunder in an amount equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit) without any premium or penalty of any kind whatsoever. If the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, shall refuse or fail to execute and deliver any such Assignment and Assumption prior to the effective date of such replacement, the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, shall be deemed to have executed and delivered such Assignment and Assumption. The replacement of any Holdout Lender, the Defaulting Lender or other Lender, as the case may be, shall be made in accordance with the terms of Section 9.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender, the Defaulting Lender or the other Lender, as the case may be, shall remain obligated to make the Holdout Lender’s, the Defaulting Lender’s or the other Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Available Amount of such Letter of Credit.

SECTION 9.13. Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 9.14. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.15. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.16. Waiver of Jury Trial. The Loan Parties, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

SECTION 9.17. Release. Parent and each Loan Party may have certain Claims against the Released Parties, as those terms are defined below, regarding or relating to the Existing Credit Agreement or the other Loan Documents. The agents and lenders under the Existing Credit Agreement, and each Loan Party desires to resolve each and every one of such Claims in conjunction with the execution of this Agreement and thus each Loan Party makes the releases contained in this Section 9.17. In consideration of Agents and the Lender Parties entering into this Agreement, each Loan Party hereby fully and unconditionally releases and forever discharges each of the Agents (and their predecessors) and the Lenders (in their capacities as such under the Existing Credit Agreement), and their respective directors, officers, employees, subsidiaries, Affiliates, attorneys, agents and representatives, (collectively, in their capacities as such under the Existing Credit Agreement, the “Released Parties”), of and from any and all claims, allegations, causes of action, costs or demands and liabilities, of whatever kind or nature, up to and including the date on which this Agreement is executed, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, anticipated or unanticipated, which any Loan Party has, had, claims to have had or hereafter claims to have against the Released Parties by reason of any act or omission on the part of the Released Parties, or any of them, occurring prior to the date on which this Agreement is executed, including all such loss or damage of any kind heretofore sustained or that may arise as a consequence of the dealings among the parties up to and including the date on which this Agreement is executed, regarding or relating to the Existing Credit Agreement, any of the Loan Documents (as in effect immediately prior to the date hereof), the borrowings or other extensions of credit or financial accommodations thereunder or any of the other Obligations thereunder, including administration or enforcement thereof (collectively, the “Claims”). Each Loan Party represents and warrants that it has no knowledge of any Claim by it against the Released Parties or of any facts or acts of omissions of the Released Parties which on the date hereof would be the basis of a Claim by such Person against the Released Parties which is not released hereby. Each Loan Party represents and warrants that the foregoing constitutes a full and complete release of all Claims. Notwithstanding anything to the contrary contained herein, the foregoing release shall not be applicable to the extent a court of competent jurisdiction has determined the Released Parties have acted with gross negligence, bad faith or willful misconduct in connection with any such Claims.

SECTION 9.18. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.18, or otherwise under the Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 9.18 constitute, and this Section 9.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9.19. No Novation. Parent, Borrower, Subsidiary Guarantors, Agents and the Lenders hereby agree that, effective upon the execution and delivery of this Agreement by each such party and the fulfillment, to the satisfaction of Agents and each Lender of each of the conditions precedent set forth in Section 3.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations of the Borrower outstanding under the Existing Credit Agreement or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower, or any Guarantor from any of its obligations or liabilities under the Existing Credit Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other Loan Documents executed in connection therewith. The Borrower and each Subsidiary Guarantor hereby (a) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such Loan Document to

“the Credit Agreement”, “the Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that the Existing Credit Agreement or any Loan Document executed in connection therewith purports to assign or pledge to the Collateral Agent, for the benefit of the Lenders, or to grant to the Collateral Agent, for the benefit of the Lenders a security interest in or lien on, any collateral as security for the Obligations of the Borrower from time to time existing in respect of the Existing Credit Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects and shall remain effective as of the first date it became effective.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXPRESS, LLC, as Borrower

By:	/s/ D. Paul Dascoli
Name:	D. Paul Dascoli
Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXPRESS HOLDING, LLC, as Parent and a Guarantor

By:	/s/ D. Paul Dascoli
Name:	D. Paul Dascoli
Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXPRESS GC, LLC, as a Guarantor

By:	/s/ D. Paul Dascoli
Name:	D. Paul Dascoli
Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXPRESS FINANCE CORP., as a Guarantor

By:	/s/ D. Paul Dascoli
Name:	D. Paul Dascoli
Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXPRESS FASHION LOGISTICS, LLC, as a Guarantor

By:	/s/ D. Paul Dascoli
Name:	D. Paul Dascoli
Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXPRESS FASHION OPERATIONS, LLC, as a Guarantor

By:	/s/ D. Paul Dascoli
Name:	D. Paul Dascoli
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Second A&R Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent and Initial Lender

By:	/s/ Connie Liu
Name:	Connie Liu
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Initial Issuing Bank

By:	/s/ Connie Liu
Name:	Connie Liu
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Initial Swing Line Bank

By:	/s/ Connie Liu
Name:	Connie Liu
Title:	Director

Second A&R Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent and as an Initial Lender

By:	/s/ Thomas P. Chandler
Name:	Thomas P. Chandler
Title:	Vice President

Second A&R Credit Agreement

BANK OF AMERICA, N.A., as an Initial Lender

By:	/s/ Brian Lindblom
Name:	Brian Lindblom
Title:	Vice President

Second A&R Credit Agreement

CITY NATIONAL BANK, as an Initial Lender

By:	/s/ Brent Phillips
Name:	Brent Phillips
Title:	Senior Vice President

Second A&R Credit Agreement

Schedule I to

ABL Credit Agreement

Eurodollar Lending Office/Domestic Lending Office/Commitments

Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office
Wells Fargo Bank, National Association	$135,000,000	One Boston Place, 18th Floor Boston, MA 02108 Fax: 866-303-3944	N/A
U.S. Bank National Association	$46,000,000	MK-IL-2360 136 South Washington St, Naperville, IL 60540 Fax: 630-637-2798	N/A
Bank of America, N.A.	$44,000,000	100 Federal Street, 9th Floor Boston, MA 02110 Fax: 617-310-2872	N/A
City National Bank	$25,000,000	555 S. Flower St, 24th Floor Los Angeles, CA 90071 Fax: 213-673-2858	N/A

Total Commitments: $250,000,000

Schedule II to

ABL Credit Agreement

Subsidiary Guarantors

Name	Jurisdiction of Organization
Express GC, LLC	Ohio
Express Finance Corp.	Delaware
Express Fashion Logistics, LLC	Delaware
Express Fashion Operations, LLC	Delaware

Schedule III to

ABL Credit Agreement

Existing Letters of Credit

Issuer	Beneficiary	Issue Date	Expiry Date	Amount
Wells Fargo Bank	Ace American Insurance Co.	8/3/2007	7/6/2015	$1,229,508
Wells Fargo Bank	The Travelers Indemnity Company	7/27/2012	7/27/2015	$1,200,000
Wells Fargo Bank	State of Rhode Island	11/10/2014	11/10/2015	$42,000

Schedule IV to

ABL Credit Agreement

Retail Calendar

Fiscal Quarter	Begin Date	End Date
Q1 2015	February 1, 2015	May 2, 2015
Q2 2015	May 3, 2015	August 1, 2015
Q3 2015	August 2, 2015	October 31, 2015
Q4 2015	November 1, 2015	January 30, 2016
Q1 2016	January 31, 2016	April 30, 2016
Q2 2016	May 1, 2016	July 30, 2016
Q3 2016	July 31, 2016	October 29, 2016
Q4 2016	October 30, 2016	January 28, 2017
Q1 2017	January 29, 2017	April 29, 2017
Q2 2017	April 30, 2017	July 29, 2017
Q3 2017	July 30, 2017	October 28, 2017
Q4 2017	October 29, 2017	February 3, 2018
Q1 2018	February 4, 2018	May 5, 2018
Q2 2018	May 6, 2018	August 4, 2018
Q3 2018	August 5, 2018	November 3, 2018
Q4 2018	November 4, 2018	February 2, 2019
Q1 2019	February 3, 2019	May 4, 2019
Q2 2019	May 5, 2019	August 3, 2019
Q3 2019	August 4, 2019	November 2, 2019
Q4 2019	November 3, 2019	February 1, 2020
Q1 2020	February 2, 2020	May 2, 2020
Q2 2020	May 3, 2020	August 1, 2020
Q3 2020	August 2, 2020	October 31, 2020
Q4 2020	November 1, 2020	January 30, 2021

Schedule 4.01(b) to

ABL Credit Agreement

Loan Parties

Name	Jurisdiction of Formation	Principal Place of Business	U.S. Taxpayer Identification Number
Express, LLC	Delaware	One Express Drive, Columbus, OH 43230	54-2170160
Express Holding, LLC	Delaware	One Express Drive, Columbus, OH 43230	35-2298454
Express GC, LLC	Ohio	One Express Drive, Columbus, OH 43230	31-1816092
Express Finance Corp.	Delaware	One Express Drive, Columbus, OH 43230	27-1817713
Express Fashion Operations, LLC	Delaware	One Express Drive, Columbus, OH 43230	45-5573400
Express Fashion Logistics, LLC	Delaware	One Express Drive, Columbus, OH 43230	46-0570481

Schedule 4.01(c) to

ABL Credit Agreement

Subsidiaries and Other Equity Investments

Subsidiaries:

Subsidiary	Jurisdiction of Formation	Membership Interest	Certificate No(s)	Percentage of Membership Interests
Express, LLC	Delaware	100%	1	100% of membership interests owned by Express Holding, LLC
Express GC, LLC	Ohio	100%	1	100% of membership interests owned by Express Fashion Operations, LLC
Express Fashion Apparel Canada Inc.	New Brunswick, Canada	100 Common Shares	C-1: 65 shares C-2: 35 shares	100% of outstanding shares owned by Express, LLC
Express Finance Corp.	Delaware	1,000 Common Shares	1	100% of outstanding shares owned by Express Holding, LLC
Express Fashion Operations, LLC	Delaware	100%	N/A	100% of membership interests owned by Express, LLC
Express Fashion Logistics, LLC	Delaware	100%	N/A	100% of membership interests owned by Express, LLC
Express Canada GC, LP	New Brunswick, Canada	1 General Partner Units 99 Limited Partner Units	N/A	General Partner Unit held by Express Canada GC GP, Inc. 100% of Limited Partnership Units held by Express Fashion Apparel Canada Inc.
Express Fashion UK Limited	United Kingdom	1 Ordinary Share	1	100% held by Express, LLC
Express Canada GC GP, Inc.	New Brunswick, Canada	100 Common Shares	1	100% of outstanding shares owned by Express Fashion Apparel Canada Inc.

Options, warrants, rights of conversion or purchase and similar rights:

None.

Schedule 4.01(e) to

ABL Credit Agreement

Governmental Authorizations and Third Party Notifications

None.

Schedule 4.01(g) to

ABL Credit Agreement

Litigation

None.

Schedule 4.01(q) to

ABL Credit Agreement

Employee Benefits Plans

•	Express Executive Disability Plan

•	Express Executive Life Insurance

•	Express Health and Welfare Benefits Plan

•	Express Medical Program (includes Pharmacy)

•	Express Dental Program

•	Express Employee Assistance Program

•	Express Flexible Spending Account Program

•	Express Long-Term Disability Program with Insurance Policy provided through Reliance Standard – policy #LTD 117955

•	Express LLC Short-Term Disability Program

•	Express Vision Insurance and Discount Program (offered through VSP)

•	Express Life Insurance Policy provided through MetLife – policy #136494-1-G

•	Express Paid Time Off Program (California)

•	Express Paid Time Off Program (non-California)

•	Express Holiday Policy

•	Express Merchandise Discount Policy

•	Express Leave of Absence Policy

•	Express Tuition Reimbursement

•	Express Adoption Assistance Program

•	Express Commuter Program

•	Express Savings and Retirement Plan

•	Express Supplemental Retirement Plan

Schedule 4.01(s) to

ABL Credit Agreement

Tax Returns

None.

Schedule 4.01(t) to

ABL Credit Agreement

Intellectual Property

None.

Schedule 5.02(a) to

ABL Credit Agreement

Existing Liens

None.

Schedule 5.02(b) to

ABL Credit Agreement

Existing Debt

EXPRESS BOND IN FORCE LISTING

BOND#	LOAN PARTY	OBLIGEE / DESCRIPTION	TYPE	BOND AMT	PREMIUM	EFFECTIVE	EXPIRATION
6700284	EXPRESS FASHION OPERATIONS, LLC	ORLANDO UTILITIES COMMISSION Utility Deposit Bond - Electric and/or Water Service for Store #262 (Account #9735700001)	GP	$9,000.00	$100.00	07/01/2014	07/01/2015

285038174	EXPRESS FASHION OPERATIONS, LLC	PUERTO RICO ELECTRIC POWER AUTHORITY Electric Service Contract Bond	GP	$24,840.00	$171.00	07/16/2014	07/16/2015

6416039	EXPRESS FASHION OPERATIONS, LLC	FLORIDA POWER & LIGHT COMPANY Utility Payment Bond for Service at 11401 Pines Blvd, Ste. 570, Pembroke Pines, FL 33026 (Account #3487848446) Store Locations: 611, 100, 179, 235, 313, 860, 258, 704, 732, 759, 500 and 632	GP	$87,330.00	$603.00	07/16/2014	07/16/2015

6415982	EXPRESS FASHION OPERATIONS, LLC	SOUTHERN CALIFORNIA EDISON Utility Payment Bond	GP	$2,800.00	$100.00	07/16/2014	07/16/2015

285038195	EXPRESS FASHION OPERATIONS, LLC	GULF POWER COMPANY Utility Payment Bond - Location #2012 at 4126 Legendary Dr., #A110, Destin, FL 32541	GP	$2,680.00	$100.00	07/20/2014	07/20/2015

5792212	EXPRESS FASHION OPERATIONS, LLC	THE KNOXVILLE UTILITIES BOARD Utility Service Guaranty Bond	GP	$5,650.00	$100.00	07/29/2014	07/29/2015

6415989	EXPRESS FASHION OPERATIONS, LLC	MURFREESBORO ELECTRIC DEPARTMENT Utility Payment Bond - Store #2005	GP	$4,300.00	$100.00	08/06/2014	08/06/2015

285048384	EXPRESS, LLC	THE PEOPLE OF THE STATE OF NEW YORK Games of Chance Bond - Back to Business Fall Sweepstakes	GP	$3,000.00	$100.00	08/11/2014	08/11/2015

285048381	EXPRESS, LLC	STATE OF FLORIDA, DEPARTMENT OF Games of Chance Bond - Express FFL Sweepstakes	GP	$5,700.00	$100.00	08/11/2014	08/11/2015

285048383	EXPRESS, LLC	STATE OF FLORIDA, DEPARTMENT OF Games of Chance Bond - Back to Business Fall Sweepstakes	GP	$3,000.00	$100.00	08/11/2014	08/11/2015

285048382	EXPRESS, LLC.	THE PEOPLE OF THE STATE OF NEW YORK Games of Chance Bond - Express FFL Sweepstakes	GP	$5,700.00	$100.00	08/11/2014	08/11/2015

6415998	EXPRESS FASHION OPERATIONS, LLC	WITHLACOOCHEE RIVER ELECTRIC COOPERATION Utility Payment Bond - Store #2002	GP	$4,800.00	$100.00	10/01/2014	10/01/2015

285049016	EXPRESS FASHION OPERATIONS, LLC	SAN DIEGO GAS & ELECTRIC Utility Bond - Account #4971777825	GP	$13,449.00	$100.00	10/10/2014	10/10/2015

BOND#	LOAN PARTY	OBLIGEE / DESCRIPTION	TYPE	BOND AMT	PREMIUM	EFFECTIVE	EXPIRATION
5833609	EXPRESS FASHION OPERATIONS, LLC	THE UTILITY BOARD OF THE CITY OF KEY WEST Utility Payment Bond - Electric Service at 431 Duval St., Key West, FL 33040 - Store #48	GP	$9,630.00	$100.00	10/11/2014	10/11/2015

6700271	EXPRESS FASHION OPERATIONS, LLC	ORLANDO UTILITIES COMMISSION Utility Bond - Store #2046	GP	$4,500.00	$100.00	10/13/2014	10/13/2015

285042615	EXPRESS FASHION OPERATIONS, LLC	NEVADA DEPARTMENT OF TAXATION Security Bond Posted to Secure Performance under Title 32	GP	$463,343.00	$3,197.00	10/15/2014	10/15/2015

285044402	EXPRESS FASHION OPERATIONS, LLC	COMMONWEALTH OF PUERTO RICO Guarantee the Payment of Taxes, Fines, and Penalties on articles for use and consumption	GP	$70,000.00	$438.00	11/30/2014	11/30/2015

6473181	EXPRESS FASHION OPERATIONS, LLC	TAMPA ELECTRIC COMPANY Utility Payment Bond - Electric Service	GP	$4,000.00	$100.00	02/20/2015	02/20/2016

285049063	EXPRESS FASHION OPERATIONS, LLC	KANSAS CITY BOARD OF PUBLIC UTILITIES Utility Bond (Electric) - Account #2234739	GP	$5,000.00	$100.00	03/06/2015	03/06/2016

6700279	EXPRESS FASHION OPERATIONS, LLC	PROGRESS ENERGY CAROLINAS, INC. Utility Payment Bond - Electric Service - Store #615	GP	$3,484.00	$100.00	03/11/2015	03/11/2016

6700278	EXPRESS FASHION OPERATIONS, LLC	THE DUKE ENERGY COMPANY Utility Payment Bond - Electrical Service - Store #411	GP	$1,545.00	$100.00	03/11/2015	03/11/2016

285047031	EXPRESS FASHION OPERATIONS, LLC	CITY OF GAINESVILLE Surety Bond for Utilities - Store #481	GP	$7,380.00	$148.00	03/14/2015	03/14/2016

6700280	EXPRESS FASHION OPERATIONS, LLC	KCP&L Utility Payment Bond - Store #57	GP	$3,380.00	$100.00	04/05/2015	04/05/2016

5496944	EXPRESS FASHION OPERATIONS, LLC	FLORIDA POWER CORPORATION Utility Payment Bond	GP	$31,760.00	$219.00	06/02/2015	06/02/2016

6700270	EXPRESS FASHION OPERATIONS, LLC	CENTRAL GEORGIA EMC Utility Payment Bond - Electrical Service - Store #2020	GP	$7,500.00	$100.00	06/09/2015	06/09/2016
285048380	EXPRESS FASHION OPERATIONS, LLC	CONSOLIDATED EDISON COMPANY OF NEW Utility Bond - Electric Services for Store #2061 (Account #49-4134-7164-0001-5)	GP	$59,965.00	$1,179.00	07/25/2014	07/25/2017

		Grand Total:		$840,736.00	$7,900.00	Total Bonds: 26

Schedule 5.02(f) to

ABL Credit Agreement

Investments

Subsidiary	Jurisdiction of Formation	Class	Ownership Percentage
Express, LLC	Delaware	N/A	Express Holding, LLC -100%
Express GC, LLC	Ohio	N/A	Express Fashion Operations, LLC - 100%
Express Fashion Apparel Canada, Inc.	Canada	Common	Express, LLC - 100%
Express Finance Corp.	Delaware	Common	Express Holding, LLC - 100%
Express Fashion Operations, LLC	Delaware	N/A	Express, LLC - 100%
Express Fashion Logistics, LLC	Delaware	N/A	Express, LLC - 100%
Express Canada GC, LP	New Brunswick, Canada	General Partner Units	Express Canada GC GP, Inc. 100%
		Limited Partner Units	Express Fashion Apparel Canada Inc. - 100%
Express Fashion UK Limited	United Kingdom	Ordinary Shares	Express, LLC - 100%
Express Canada GC GP, Inc.	New Brunswick, Canada	Common	Express Fashion Apparel Canada Inc. - 100%

Schedule 5.02(h) to

ABL Credit Agreement

Limited Liability Company Agreements

None.

Schedule 5.02(l) to

ABL Credit Agreement

Negative Pledge

None.

17

Schedule 5.03(m) to

ABL Credit Agreement

Reporting Requirements

The Loan Parties shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent, the documents set forth below at the following times:

Monthly (within 30 days after the end of each month)	(a)	From and after any date on which Excess Availability is less than (i) $30,000,000 for five (5) consecutive Business Days or (ii) ten percent (10%) of the Loan Cap at any time, and until the date that Excess Availability has equaled or exceed $30,000,000 for 90 consecutive days, within 30 days after the end of each month a Consolidated balance sheet of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) (in the form delivered prior to April 13, 2015 or another form reasonably satisfactory to the Administrative Agent) as of the end of such month and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) (in the form delivered prior to April 13, 2015 or another form reasonably satisfactory to the Administrative Agent) for the period commencing at the end of the previous month and ending with the end of such month, and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) (in the form delivered prior to April 13, 2015 or another form reasonably satisfactory to the Administrative Agent) for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with a certificate on behalf of the Parent signed by a Responsible Officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto.

With respect to clause (A), quarterly (within 15 Business Days after fiscal quarter end); with respect to clause (B), monthly (within 15 Business Days after the end of each month); with respect to clause (C), weekly (within 5 Business Days after each Saturday); with respect to clause (D), within 1 Business Day following request; with respect to clause (E), within 5 Business Days following a Transfer	(a)	(A) So long as no Specified Default or Event of Default has occurred and is continuing and the aggregate Used Commitments do not exceed $10,000,000, Borrowing Base Certificates will be completed as of the last day of the Fiscal Quarter and delivered within fifteen (15) Business Days thereafter; (B) so long as no Specified Default or Event of Default has occurred and is continuing, if the aggregate Used Commitments are at any time greater than $10,000,000, Borrowing Base Certificates will be completed as of the last day of the fiscal month and delivered within fifteen (15) Business Days thereafter; (C) so long as no Specified Default or Event of Default has occurred and is continuing, if Excess Availability is less than fifteen (15%) percent of the Borrowing Base at any time, Borrowing Base Certificates will be delivered weekly, completed as of each Saturday and delivered five (5) Business Days after each Saturday; (D) so long as a Specified Default or Event of Default has occurred and is continuing, an updated Borrowing Base Certificate will be delivered within one (1) Business Days following such request; and (E)

18

notwithstanding the foregoing, updated Borrowing Base Certificates (based upon the most recent month-end information and other estimates reasonably believed to be true and correct at the time furnished) will be required within five (5) Business Days following a Transfer, not in the ordinary course of business, of any Eligible Inventory, Eligible Credit Card Receivables or Borrowing Base Eligible Cash Collateral (or any combination thereof) with an aggregate value in excess of $5,000,000 since the last Borrowing Base Certificate was delivered; provided that the Borrower may, from time to time, deliver Borrowing Base Certificates more frequently than as required in its sole discretion.

Unless otherwise noted, at any such time as the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent pursuant to Section 5.03(m) of the Credit Agreement, the Borrower shall provide to the Administrative Agent each of the following documents in support thereof:

(i) the stock ledger report (by location and department) of the Loan Parties;

(ii) a summary report of the in-transit inventory of the Loan Parties no more than once per month at the end of such month;

(iii) a report of the gift card balances from the general ledger;

(iv) a report of the landlord lien rent balances; and

(v) a backup report of the Eligible Credit Card Receivables.

Quarterly (within 60 days after fiscal quarter end of the first 3 Fiscal Quarters)	(a)

With respect to Express, Inc., (x) a Consolidated balance sheet as of the end of such quarter, (y) a Consolidated statement of income for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and (z) a Consolidated statement of income and a Consolidated statement of cash flows for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes).

Incidental to the delivery of the reporting required above, derivative reconciliations with respect to the Parent and its Subsidiaries (other than the Foreign Subsidiaries) (in the form delivered prior to April 13, 2015 or another form reasonably satisfactory to the Administrative Agent), (x) balance sheets of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) as of the end of such quarter, (y) statements of income of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter, and (z) statements of income and statements of cash flows of the Parent and its Subsidiaries (other than the Foreign Subsidiaries) for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the

19

corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with (x) a certificate on behalf of Parent signed by a Responsible Officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (y) a schedule prepared by a responsible Officer of the Parent in form satisfactory to the Administrative Agent of the computations used by the Parent in determining a pro forma calculation of the Leverage Ratio.

Annually (within 45 days after Fiscal Year end)	(a)	No later than 45 days after the end of each Fiscal Year of Express, Inc., internally prepared forecasts in form reasonably satisfactory to the Administrative Agent, including Consolidated balance sheets, income statements, and cash flow statements, as supplemented with certain consolidating information and other relevant detail and information as the Administrative Agent may request, in each case with respect to Express, Inc. and its Subsidiaries on a quarterly basis for the Fiscal Year following such Fiscal Year.

Annually (within 120 days after Fiscal Year end)	(a)

With respect to Express, Inc., within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for Express, Inc., as of the end of such Fiscal Year and a Consolidated balance sheet, statement of income, and a statement of cash flows of Express, Inc. for such Fiscal Year, in each case accompanied by an opinion as to such audit report of any of the “Big 4” accounting firms or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, which opinion shall not have any “going concern” qualification, except to the extent that such a “going concern” qualification relates to the report and opinion accompanying the financial statements for the Fiscal Year immediately prior to the stated final maturity date of the Advances and which qualification or statement is solely a consequence of such impending stated final maturity date under this Agreement; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide a reconciliation of such financial statements to former GAAP.

Incidental to the delivery of the reporting required above, within 120 days after the end of each Fiscal Year, derivative reconciliations with respect to the Parent and its Subsidiaries (other than the Foreign Subsidiaries) (in the form delivered prior to April 13, 2015 or another form reasonably satisfactory to the Administrative Agent) as of the end of such Fiscal Year, covering balance sheets, statements of income, and statements of cash flows, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with (x) a certificate on behalf of the Parent signed by a Responsible Officer of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto, and (y) a schedule prepared by a responsible Officer of the Parent in form satisfactory to the Administrative Agent of the computations used by the Parent in determining a pro forma calculation of the Leverage Ratio.

20

Promptly after sending or filing	(a)		Promptly after the sending or filing thereof copies of all material regular, periodic and special reports, and all material registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

After occurrence	(a)		Within five (5) Business Days after the occurrence of each Default or any event, development or occurrence that has resulted in a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

	(b	)	Within three (3) Business Days after any Loan Party incurs any Debt for Borrowed Money in an amount in excess of $10,000,000, issues any Equity Interest outside of the ordinary course of business with a value in excess of $10,000,000, or Transfers any Collateral outside of the ordinary course of business that is not included in the Borrowing Base with an aggregate value in excess of $10,000,000, use commercially reasonable efforts to endeavor to give prompt written notice to the Administrative Agent (it being agreed that the failure to give such notice, would not, in itself constitute a Default or Event of Default) of such incurrence, issuance or Transfer.

Additional Documentation	(a)

The Administrative Agent may, in its Permitted Discretion, no more than once per Fiscal Quarter (absent the existence of a Specific Event of Default (as defined below), in which event such limitation shall not apply), require the Borrower to deliver to the Administrative Agent any of the following documents:

(i) detailed aging, by total, of the Eligible Credit Card Receivables of the Loan Parties;

(ii) reconciliation of the stock ledger to the general ledger; and

(iii) inventory returns by the Borrower to the vendors.

As used herein a “Specific Event of Default” means an Event of Default of the type described in Sections 6.01(a), 6.01(b) (but solely in connection with representations and warranties in respect of the Borrowing Base). 6.01(d) (but solely as a result of a breach of Section 5.05 of the Credit Agreement) or 6.01(f) of the Credit Agreement.

	(b)		The Borrower shall deliver such other items as and when required to be delivered pursuant to Section 5.03 of the Credit Agreement.

21

EXHIBIT A

FORM OF

REVOLVING CREDIT NOTE

$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, Express, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to the order of                     or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances (as defined below) owing to the Lender by the Borrower pursuant to that certain Second Amended and Restated Asset-Based Loan Credit Agreement dated as of May 20, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, Express Holding, LLC, a Delaware limited liability company, the Subsidiary Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association, as Collateral Agent and as Administrative Agent for the Lender Parties.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent, for the ratable account of the Lender, at One Boston Place, 18th Floor, Boston, MA 02108, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Revolving Credit Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Revolving Credit Note.

This Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances from time to time (each such advance, a “Revolving Credit Advance”) by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Revolving Credit Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Revolving Credit Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

This Revolving Credit Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

Express – Exhibit A to Second Amended and Restated ABL Credit Agreement

BORROWER:

EXPRESS, LLC

By:
Name:
Title:

Express – Exhibit A to Second Amended and Restated ABL Credit Agreement

REVOLVING CREDIT ADVANCES

AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Credit Advances	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Express – Exhibit A to Second Amended and Restated ABL Credit Agreement

EXHIBIT B

FORM OF

NOTICE OF BORROWING

Wells Fargo Bank, National Association,

as Administrative Agent

under the Credit Agreement

referred to below

[                    ]

            , 20

Attention:

Phone:

Telecopy:

Email:

Ladies and Gentlemen:

The undersigned, Express, LLC, a Delaware limited liability company, refers to the Second Amended and Restated Asset-Based Loan Credit Agreement dated as of May 20, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined), among the undersigned, Express Holding, LLC, a Delaware limited liability company, the Subsidiary Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association, as Collateral Agent and as Administrative Agent for the Lender Parties, and hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             , 20     (the “Proposed Borrowing Date”).

(ii) The Facility under which the Proposed Borrowing is to be made is the [Revolving Credit Facility] [Swing Line Facility] [Letter of Credit Facility].

(ii) The Type of Advance comprising the Proposed Borrowing is a [Base Rate Advance] [Eurodollar Rate Advance].

(iii) The aggregate amount of the Proposed Borrowing is $        .

(iv) 1[The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is             month[s].]

[1]	Applicable only for Eurodollar Rate Advances.

Express – Exhibit B to Second Amended and Restated ABL Credit Agreement

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a) the representations and warranties contained in each Loan Document are correct in all material respects (unless any such representation or warranty is qualified by materiality in the text thereof, in which case, such representation or warranty are true and correct in all respects) on and as of the Proposed Borrowing Date, immediately before and immediately after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representation or warranties that, by their terms, refer to a specific date other than the Proposed Borrowing Date, in which case as of such specific date.

(b) no Default has occurred and is continuing, or would result immediately after giving effect to such Proposed Borrowing or from the application of the proceeds therefrom.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier or other electronic transmission (such as pdf) shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

Very truly yours,

EXPRESS, LLC, as Borrower

By:
Name:
Title:

Express – Exhibit B to Second Amended and Restated ABL Credit Agreement

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to that certain Second Amended and Restated Asset-Based Loan Credit Agreement dated as of May 20, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among Express, LLC, a Delaware limited liability company (the “Borrower”), Express Holding, LLC, a Delaware limited liability company, the Subsidiary Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association, as Collateral Agent and as Administrative Agent for the Lender Parties.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

(1) Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement Facility specified on Schedule 1 hereto. After giving effect to such sale and assignment, such Assignee’s Commitments and the amount of the Advances owing to such Assignee will be as set forth on Schedule 1 hereto.

(2) Such Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes (if any) held by such Assignor and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto or new Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Commitments retained by such Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

(3) Such Assignee (i) confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance upon any Agent, any Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) confirms that it is an Eligible Assignee; (v) appoints and

Express – Exhibit C to Second Amended and Restated ABL Credit Agreement

authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.12 of the Credit Agreement.

(4) Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Assumption (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

(5) Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Assumption) and, if this Assignment and Assumption covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

(6) Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

(7) This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

(8) This Assignment and Assumption may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Assumption by telecopier or other electronic transmission (such as pdf) shall be effective as delivery of an original executed counterpart of this Assignment and Assumption.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Assumption to be executed by their officers thereunto duly authorized as of the date specified thereon.

Express – Exhibit C to Second Amended and Restated ABL Credit Agreement

SCHEDULE 1

TO

ASSIGNMENT AND ASSUMPTION

ASSIGNEES:
Facility
Percentage interest assumed		%
Commitment assumed	$
Outstanding principal amount of Advance assumed	$
Principal amount of Note payable to Assignee	$

Express – Exhibit C to Second Amended and Restated ABL Credit Agreement

Effective Date (if other than date of acceptance by Administrative Agent):

1            , 20

Assignors

, as Assignor
[Type or print legal name of Assignor]

By:
Name:
Title:

	Dated:	, 20

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Assumption to the Administrative Agent.

Express – Exhibit C to Second Amended and Restated ABL Credit Agreement

Assignees
, as Assignee
[Type or print legal name of Assignee]

By:
Name:
Title:

	Dated:	, 20
Domestic Lending Office:
Eurodollar Lending Office:

Express – Exhibit C to Second Amended and Restated ABL Credit Agreement

Accepted [and Approved] this
day of , 20

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent[2]

By:
Name:
Title:

[WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank

By:
Name:
Title:	][3]

[WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swing Line Bank

By:
Name:
Title:	][4]

[Approved this day
of , 20

EXPRESS, LLC

By:
Name:
Title:	][5]

[2]	Approval required if (i) the Assignee is an Eligible Assignee solely by reason of clause (d) of the definition of “Eligible Assignee”, or (ii) Administrative Agent shall have not notified the Lender Parties that syndication of the Commitments hereunder has been completed
[3]	Required if the Assignee is an Eligible Assignee solely by reason of clause (d) of the definition of “Eligible Assignee.”
[4]	Required if the Assignee is an Eligible Assignee solely by reason of clause (d) of the definition of “Eligible Assignee.”
[5]	Required if (i) the Assignee is an Eligible Assignee solely by reason of clause (d) of the definition of “Eligible Assignee”, and (ii) no Event of Default under Section 6.01(a) or Section 6.01(f) of the Credit Agreement has occurred and is continuing.

Express – Exhibit C to Second Amended and Restated ABL Credit Agreement

EXHIBIT D

FORM OF

GUARANTY SUPPLEMENT

            , 20

Wells Fargo Bank, National Association,

    as Administrative Agent

[                    ]

Attention:

Phone:

Telecopy:

Email:

Re: Second Amended and Restated Asset-Based Loan Credit Agreement dated as of May 20, 2015 (the “Credit Agreement”) among Express, LLC, a Delaware limited liability company (the “Borrower”), Express Holding, LLC, a Delaware limited liability company, the Subsidiary Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association, as Collateral Agent and as Administrative Agent

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein. The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability.

(a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents, any Secured Hedge Agreement, any Secured Bank Product Agreement, or any Secured Cash Management Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”; provided that the Guaranteed Obligations shall not include any Excluded Swap Obligations), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent, any other Lender Party, any Hedge Bank, any provider of Bank Products, or any Cash Management Bank in enforcing any rights under, as applicable, this Guaranty, any other Loan Document, any Secured Hedge Agreement, Secured Bank Product Agreement, or any Secured Cash Management Agreement. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party or any Hedge Bank or any Cash Management Bank under or in respect of, as applicable, the Loan Documents or any Secured Hedge Agreement, Secured Bank Product Agreement, or any Secured Cash Management Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

Express – Exhibit D to Second Amended and Restated ABL Credit Agreement

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Credit Agreement and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Credit Agreement and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Credit Agreement at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Credit Agreement not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty Supplement, the Credit Agreement or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties or Hedge Banks or any Cash Management Bank under or in respect of, as applicable, the Loan Documents or any Secured Hedge Agreement, Secured Bank Product Agreement, or any Secured Cash Management Agreement.

Section 2. Obligations Under the Guaranty.

The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty, as set forth in the Credit Agreement, to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Credit Agreement to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor”, “Subsidiary Guarantor” or a “Loan Party”, as applicable, shall also mean and be a reference to the undersigned.

Section 3. Execution in Counterparts.

This Guaranty Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 4. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement or any of the other Loan Documents to which it is or is to be a party in the courts of any jurisdiction.

Express – Exhibit D to Second Amended and Restated ABL Credit Agreement

(c) The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement or any of the other Loan Documents to which it is or is to be a party in any New York State or Federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Express – Exhibit D to Second Amended and Restated ABL Credit Agreement

EXHIBIT E

FORM OF

SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered in connection with that certain Second Amended and Restated Asset-Based Loan Credit Agreement dated as of May 20, 2015 (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among Express, LLC, a Delaware limited liability company (the “Borrower”), Express Holding, LLC, a Delaware limited liability company (the “Parent”), the Subsidiary Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association, as Collateral Agent and as Administrative Agent for the Lender Parties. Capitalized terms used herein without definition have the same meanings as used in the Credit Agreement.

I am the duly qualified and acting Responsible Officer of the Parent and in such capacity (and not in my personal capacity), I certify that:

Immediately before and immediately after giving effect to the transactions to be consummated on the Effective Date, (a) the fair value of the property of the Borrower and each Guarantor, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and each Guarantor, taken as a whole, (b) the present fair salable value of the assets of the Borrower and each Guarantor, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and each Guarantor, taken as a whole, on its debts as they become absolute and matured, (c) the Borrower and each Guarantor do not intend to, and do not believe that each will, taken as a whole, incur debts or liabilities beyond the Borrower and each Guarantor’s ability, taken as a whole, to pay such debts and liabilities as they mature and (d) neither the Borrower nor any Guarantor is engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Borrower’s and each Guarantor’s property, taken as a whole, would constitute an unreasonably small capital.

In reaching the conclusions set forth in this Certificate, the amount of contingent liabilities at any time have been computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Delivery of an executed counterpart of a signature page to this Certificate by telecopier or other electronic transmission (such as pdf) shall be effective as delivery of a manually executed counterpart of this Certificate.

I represent the foregoing information is provided to the best of my knowledge and execute this Certificate this 20th day of May, 2015.

[Remainder of Page Intentionally Left Blank]

Express – Exhibit E to Second Amended and Restated ABL Credit Agreement

EXPRESS HOLDING, LLC

By:
Name:
Title:

Express – Exhibit E to Second Amended and Restated ABL Credit Agreement

EXHIBIT F

FORM OF

BORROWING BASE CERTIFICATE

Express, LLC	Cert. #:
Borrowing Base Certificate	As of Date:	1/31/2015
Date Prepared:
EMAIL to WFRFWires@wellsfargo.com

Accounts Receivable:

Credit Card Receivables - US Locations (A/C C0’s 110400, 110405, 110410, 110415,110425, 110430)		As of:	1/31/2015	$—
Credit Card Receivables - Puerto Rico (A/C 110400, 110405, 110410, 110415)		As of:	1/31/2015	$—

Eligible Credit Card Receivables				$—

Advance Rate			90.0%

CREDIT CARD RECEIVABLE Availability				$—	(A)

Cost
Inventory
Ending Stock Ledger Inventory - US Locations (A/C 114100)		As of:	1/31/2015	$—
Ending Stock Ledger Inventory - Puerto Rico (A/C 114100)		As of:	1/31/2015	$—
Capitalized Freight - US Locations (A/C 114120)		As of:	1/31/2015	$—
Capitalized Freight - Puerto Rico (A/C 114120)		As of:	1/31/2015	$—
Fabric Inventory (A/C 114200)		As of:	1/31/2015	$—
Work Order Inventory (A/C 114130)		As of:	1/31/2015	$—
MOS Inventory (A/C 114140)		As of:	1/31/2015	$—
Franchise Inventory (A/C 114150)		As of:	1/31/2015	$—
Outlet Inventory (A/C 114160)		As of:	1/31/2015	$—

Total Gross Inventory (other than In-Transits)				$—

LESS: Fabric Inventory		As of:	1/31/2015	$—
Consignment Inventory		As of:	1/31/2015	$—
Work Order Inventory		As of:	1/31/2015	$—
MOS Inventory		As of:	1/31/2015	$—
Other Adjustments - US Locations (A/C 114300)		As of:	1/31/2015	$—
Other Adjustments - Puerto Rico (A/C 114300)		As of:	1/31/2015	$—
Ecommerce (inventory sold not yet delivered)		As of:	1/31/2015	$—
Shrink Accrual - US Locations (A/C 114310)		As of:	1/31/2015	$—
Shrink Accrual - Puerto Rico (A/C 114310)		As of:	1/31/2015	$—
Store Recall Inventory - Location 994		As of:	1/31/2015	$—
Ecomm Recall Inventory - Location 2924		As of:	1/31/2015	$—
Inventory Insurance Claims - Location 1994		As of:	1/31/2015	$—

Total Inventory Ineligibles				$—

ELIGIBLE INVENTORY (other than In-Transits):		As of:	1/31/2015	$—

In-yard/In-transit Inventory (A/C114110)		As of:	1/31/2015	$—

LESS: >60 Days In Transit		As of:	1/31/2015	$—

ELIGIBLE IN-TRANSIT INVENTORY:		As of:	1/31/2015	$—

Advance Rate (90% of NOLV)	96.2%

GROSS INVENTORY AVAILABILITY				$—

AVAILABILITY RESERVES
LESS: Gift Certificates Reserve - US, Puerto Rico (50%) (A/C 212100, 212110, 212120)		As of:	1/31/2015	$—	GL
Capitalized Vendor Rebates (A/C 114330)		As of:	1/31/2015	$—
Landlord Lien Reserve (PA, WA, VA - 2 months rent)		As of:	1/31/2015	$—
Bank Products Reserve		As of:	1/31/2015	$—
Other Reserves		As of:	1/31/2015	$—

Total Availability Reserves				$—

INVENTORY Availability				$—	(B)

TOTAL INVENTORY AND CREDIT CARD RECEIVABLE BORROWING BASE				$—

Cash Collateral (capped at 20% of Borrowing Base)
Eligible Cash Collateral				$—
Advance Rate:	100%
Total Cash Collateral Availability				$—	(C)

TOTAL BORROWING BASE (A + B+C) (capped at $250MM)				$—	(D)

AVAILABILITY CALCULATION

Beginning Principal Balance	As of:	11/1/2014			$—
ADD:	Advances through	1/31/2015			$—
LESS:	Payments through	1/31/2015			$—

Ending Principal Balance					$—	(E)

Total L/Cs Outstanding	Standby L/C’s	$—	Doc L/C’s	$—	$—	(F)

Total Usage (E + F)					$—	(G)

Borrowing Request					$—	(H)

Excess Availability (D - G - H)					$—	(I)

Trigger level for the Minimum Fixed Charge Coverage test (10% of Borrowing Base):					—
Excess Availability + Eligible Cash Collateral (without duplication of Borrowing Base Eligible Cash Collateral)

The undersigned, a Responsible Officer (as defined in the Credit Agreement referred to below) of Express, LLC (the “Borrower”), represents and warrants that the information set forth above and the supporting documentation and information delivered herewith (i) is true and correct in all material respects, (ii) has been prepared in accordance with the requirements of that certain Second Amended and Restated $250,000,000 Asset-Based Loan Credit Agreement dated as of May 20, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by, among others, (1) the Borrower, (2) the Guarantors party thereto, (3) the Lenders party thereto, and (4) Wells Fargo Bank, National Association (as successor to Wells Fargo Retail Finance, LLC), as Administrative Agent and Collateral Agent (in such capacities, the “Agent”), and (iii) is based on supporting documentation that is satisfactory to the Agent.

Responsible Officer:	Printed Name:	D. Paul Dascoli	Signature:

WFRF Account Manager:	Printed Name:		Signature:

Express – Exhibit F to Second Amended and Restated ABL Credit Agreement